                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration Nos. 333-65772
                                                                and 333-65772-01
PROSPECTUS
                          3,600,000 Capital Securities

                                 GBB CAPITAL V

                   9.0% Cumulative Trust Preferred Securities

                 Guaranteed as described in this prospectus by

                         [LOGO OF GREATER BAY BANCORP]

GBB Capital V is offering trust preferred securities, which we refer to in this prospectus as the capital securities. Greater Bay Bancorp will fully and unconditionally guarantee the capital securities to the extent described in this prospectus, based on its obligations under a guarantee, a trust agreement and an indenture.

The capital securities have been approved for listing on the Nasdaq National Market under the symbol "GBBKO."

These securities and the junior subordinated debentures are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

                             ---------------------

See "Risk Factors" beginning on page 13 to read about the risks that you should consider before buying these securities.

                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                                       Per Capital
                                                        Security      Total
                                                       ----------- -----------
     Public Offering Price............................  $25.00     $90,000,000
     Underwriting commission..........................  $ 0.8125   $ 2,925,000
     Proceeds, before expenses, to Greater Bay
      Bancorp.........................................  $24.1875   $87,075,000

The underwriters have been granted an option to purchase up to an additional 540,000 capital securities to cover over-allotments, if any.

Any accrued distributions on the capital securities from August 20, 2001 should be added to the public offering price.

The underwriters expect the capital securities to be ready for delivery in book-entry form only through the Depository Trust Company on or about August 20, 2001.

                             ---------------------

Dain Rauscher Wessels                           Legg Mason Wood Walker
                                                     Incorporated
                           Stifel, Nicolaus & Company
                                  Incorporated

                             ---------------------

                                August 14, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   3
Summary Selected Consolidated Financial Information........................  10
Recent Events..............................................................  12
Risk Factors...............................................................  13
Use of Proceeds............................................................  20
Regulatory Capital Ratios..................................................  20
Accounting Treatment.......................................................  20
Capitalization.............................................................  21
GBB Capital V..............................................................  22
Description of the Capital Securities......................................  23
Description of the Junior Subordinated Debentures..........................  33
Description of the Guarantee...............................................  44

                                                                          Page
                                                                          ----
Relationship Among the Capital Securities, the Junior Subordinated
 Debentures and the Guarantee............................................  47
Book-Entry Issuance......................................................  48
Material Federal Income Tax Consequences.................................  52
ERISA Considerations.....................................................  56
Underwriting.............................................................  59
Legal Matters............................................................  60
Experts..................................................................  60
Where You Can Find Additional Information................................  60
A Warning about Forward-Looking Information..............................  62

   You should rely only on the information contained in or incorporated by reference in this prospectus. This prospectus may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus and in the documents referred to in this prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

   We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the capital securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

                                    SUMMARY

   You should carefully read this prospectus in its entirety to understand fully the terms of the capital securities and the related guarantees and junior subordinated debentures, as well as the tax and other considerations that are important to you before making a decision about whether to invest in the capital securities. You should pay special attention to the "Risk Factors" section beginning on page 13 of this prospectus to determine whether an investment in the capital securities is appropriate for you. Unless otherwise indicated the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional capital securities to cover over-allotments.

   As used in this prospectus, "we" and "us" and "our" refer to Greater Bay Bancorp and its consolidated subsidiaries, depending on the context. As used in this prospectus, "Trust" refers to GBB Capital V.

                              Greater Bay Bancorp

   We are a bank holding company organized under the laws of the State of California with total assets of $6.2 billion, total net loans of $3.7 billion and total deposits of $4.3 billion as of June 30, 2001. We provide a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. We operate throughout the San Francisco Bay area including Silicon Valley, San Francisco and the San Francisco Peninsula, the East Bay, Santa Cruz, Marin and Sonoma Counties.

   We operate through 10 bank subsidiaries:

   . Bank of Petaluma

                                           . Cupertino National Bank

   . Bank of Santa Clara

                                           . Golden Gate Bank

   . Bay Area Bank

                                           . Mid-Peninsula Bank

   . Bay Bank of Commerce

                                           . Mt. Diablo National Bank

   . Coast Commercial Bank                 . Peninsula Bank of Commerce

   We also have the following operating divisions:

  . CAPCO

                                           . Greater Bay Corporate Finance
                                               Group

  . Greater Bay Bank Contra Costa
    Region                                 . Greater Bay International

                                               Banking Division

  . Greater Bay Bank Fremont Region

                                           . Greater Bay Trust Company

  . Greater Bay Bank Marin

                                           . Matsco

  . Greater Bay Bank Santa Clara Valley
                                           . Pacific Business Funding

    Commercial Banking Group

  . Greater Bay Bank SBA Lending Group     . Venture Banking Group

   We have 38 full service banking offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, San Rafael, Santa Clara, Santa Cruz, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville.

History

   Greater Bay Bancorp became a multi-bank holding company as the result of the merger in November 1996 of Cupertino National Bancorp and Mid-Peninsula Bancorp. Following the merger, we operated two banks:

  . Cupertino National Bank, which commenced operations in May 1985; and

  . Mid-Peninsula Bank, which commenced operations in October 1987.

   We have continued to expand our presence within our market areas by affiliating with other quality banking organizations and select niche financial services companies. In addition, we have successfully operated key regional bank locations to respond to market and client demands and key new businesses that expand our product offerings.

   The following provides a chronological list of the acquisitions that we have completed since 1996:

                                                                             Year
Date of Merger or                                                         Commenced
   Acquisition                          Entity                            Operations
-----------------                       ------                            ----------
December 23, 1997        Peninsula Bank of Commerce                          1981

May 8, 1998              Golden Gate Bank                                    1976

August 31, 1998          Pacific Business Funding Corporation                1995

May 21, 1999             Bay Area Bank                                       1979

October 15, 1999         Bay Bank of Commerce                                1981

January 31, 2000         Mt. Diablo National Bank                            1993

May 18, 2000             Coast Commercial Bank                               1982

July 21, 2000            Bank of Santa Clara                                 1973

October 13, 2000         Bank of Petaluma                                    1987

November 30, 2000        The Matsco Companies, Inc.                          1983

March 30, 2001           CAPCO Financial Company, Inc.                       1990

   With the exception of the acquisitions of The Matsco Companies, Inc. ("Matsco") and CAPCO Financial Companies, Inc. ("CAPCO"), all of these acquisitions were accounted for under the pooling-of-interests method of accounting and, accordingly, all of our financial information for the periods prior to the acquisitions has been restated as if the acquisitions had occurred at the beginning of the earliest reporting period presented. The acquisitions of Matsco and CAPCO were accounted for using the purchase accounting method and, accordingly, Matsco's and CAPCO's results of operations have been included in the consolidated financial statements since their acquisition dates.

Our Goals

   We strive to achieve the following seven primary goals:

  . Developing a greater banking presence throughout the San Francisco Bay
    Area and other selected markets primarily in Northern California by increasing the number of banking offices and banking services available to our clients;

  . Reaching a critical mass in our market areas to meet the competitive challenges of the banking and financial services industries;

  . Maximizing our utilization of capital by increasing the float and marketability of our common stock and, by virtue of our larger size, obtaining access to lower cost capital;

  . Realizing operating efficiencies through the acquisition of banking and financial services companies under a holding company umbrella;

  . Generating increased loan and fee income as a result of the higher lending limits available to the combined entity as opposed to the individual banks;

  . Leveraging our marketing resources to improve the return on our marketing investments; and

  . Enabling our banking and financial services subsidiaries to bundle and cross-sell our services.

Our Super Community Banking Philosophy

   In order to meet the demands of the increasingly competitive banking and financial services industries, we have adopted a business philosophy we refer to as the "Super Community Banking Philosophy." Our Super Community Banking Philosophy is based on our belief that banking clients value doing business with locally-managed institutions that can provide a full service commercial banking relationship. We believe we attract and retain clients by combining our understanding of our clients' financial needs with the flexibility to deliver customized solutions through our menu of products and services. We also believe that banks who affiliate with us and implement our Super Community Banking Philosophy are better able to build successful client relationships because our holding company structure provides cost-effective administrative support services while promoting bank autonomy and flexibility in serving client needs.

   To implement our philosophy, we retain the names of each of our banks and each bank maintains a separate board of directors. We believe the banks have established reputations and client loyalty in their market areas through attention to client service and an understanding of client needs.

   In an effort to capitalize on the identities and reputations of the banks, we currently intend to continue to market our services under each bank's name, primarily through their own relationship managers. The primary focus for the relationship managers is to cultivate and nurture their client relationships. Relationship managers are assigned to each borrowing client to provide continuity in the banking relationship. This emphasis on personalized relationships requires that all of our relationship managers maintain close ties to the communities in which they serve, so that they are able to capitalize on their efforts through expanded business opportunities for the banks.

   While client service decisions and day-to-day operations are maintained at the banks, we offer the advantages of affiliation with a multi-bank holding company. We provide the banks with expanded client support services, such as increased client lending capacity, business cash management and international trade finance services. In addition, we provide centralized administrative functions, including support in credit policy formulation and review, investment management, data processing, accounting, and loan servicing. All of these centralized services are designed to enhance the ability of the relationship managers to expand their client relationship base.

Our Strategy

   We strive to be the preeminent independent financial services company in Northern California. Our business strategy is to focus on increasing market share within the communities we serve through continued internal growth. We also pursue opportunities to expand our market share through select acquisitions that we believe complement our business. Consistent with our operating philosophy and growth strategy, we regularly evaluate opportunities to acquire banks and other financial services companies that complement our existing business, expand our market coverage and enhance our client product offerings.

                                 GBB Capital V

   GBB Capital V is a statutory business trust created under Delaware law. The Trust's business and affairs are conducted by the property trustee, the Delaware trustee and the three individual administrative trustees, who are officers of Greater Bay Bancorp. The Trust exists for the exclusive purposes of:

  . issuing the capital securities, which represent undivided beneficial ownership interests on GBB Capital V's assets, in exchange for our junior subordinated debentures;

  . issuing the common securities to us in a total liquidation amount equal to at least 3% of GBB Capital V's total capital in exchange for our junior subordinated debentures;

  . maintaining GBB Capital V's status as a grantor trust for federal income tax purposes; and

  . engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of capital securities.

   Accordingly, the junior subordinated debentures will be the sole assets of the Trust, and payments under the junior subordinated debentures will be the sole revenues of the Trust.

   Greater Bay Bancorp will own all of the common securities of the Trust.

                                  The Offering

Title...............  GBB Capital V 9.0% Trust Preferred Securities, which we refer to in this prospectus as the "capital securities."

Securities            The capital securities of the Trust represent undivided
Offered.............  beneficial interests in the assets of the Trust. Each capital security will entitle the holder to receive cumulative quarterly cash distributions as described below. The underwriters are offering 3,600,000 capital securities having a liquidation amount of $25 per capital security. The capital securities are being offered at $25 per capital security plus accumulated distributions, if any, from August 20, 2001.

Distributions.......  Purchasers will be entitled to receive cumulative cash distributions at the annual rate of 9.0% of the liquidation amount of $25 per capital security. Distributions will accumulate from the date the Trust issues the capital securities and will be paid quarterly in arrears on March 15th, June 15th, September 15th and December 15th of each year, beginning on September 15, 2001. The amount of each distribution will include amounts accumulated up to the date the distribution is due.

Deferral Periods....  So long as no event of default under the junior subordinated debentures has occurred and is continuing, we have the right, at one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. We cannot begin a new interest deferral period until we have paid all accrued interest on the junior subordinated debentures for the previous interest deferral period. During an interest deferral period we will be prohibited from declaring or paying cash dividends on our capital stock and making payments on certain of our debt securities. All deferrals will end on an interest payment date and will not extend beyond August 31, 2031, the stated maturity date of the junior subordinated debentures.

                      If we defer interest payments on the junior subordinated debentures, the Trust will also defer distributions on the capital securities. During this deferral period, the junior subordinated debentures will continue to accrue interest and the capital securities will continue to accumulate distributions. During a deferral period, you will also accumulate additional distributions at the annual rate of 9.0% compounded quarterly on any accumulated and unpaid distributions, to the extent permitted by law. If the Trust defers your distributions, you will still be required to accrue interest income and include it in your gross income for federal income tax purposes, even if you are a cash basis taxpayer.

Ranking.............  The capital securities generally will rank on parity, and payments thereon will be made pro rata, with the common securities of the Trust. The junior subordinated debentures will rank on parity with our:

                      . 9.75% Junior Subordinated Deferrable Interest
                        Debentures, maturing on March 31, 2027, referred to as the 1997 Junior Subordinated Debentures;

                      . Floating Rate Junior Subordinated Deferrable Interest
                        Debentures, maturing on September 15, 2028, referred to as the 1998 Junior Subordinated Debentures;

                      . 10.875% Junior Subordinated Deferrable Interest
                        Debentures maturing on March 8, 2030, referred to as the March 2000 Junior Subordinated Debentures;

                      . 10.75% Junior Subordinated Deferrable Interest
                        Debentures, maturing on June 1, 2030, referred to as the June 2000 Junior Subordinated Debentures;

                      . Floating Rate Junior Subordinated Deferrable Interest
                        Debentures, maturing on July 25, 2031, referred to as the 2001 Junior Subordinated Debentures; and

                      . all other junior subordinated debentures issued and
                        sold to other trusts established by us that are similar to the Trust.

                      The junior subordinated debentures will be our unsecured obligations and will rank subordinate and junior in right of payment to all senior indebtedness, to the extent and in the manner set forth in the Indenture. The guarantee will rank on parity with our guarantees issued pursuant to the offering of capital securities of GBB Capital I, GBB Capital II, GBB Capital III, GBB Capital IV, GBB Capital VI and all other guarantees, if any, issued by us with respect to capital securities issued by other trusts. The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all senior indebtedness, to the extent and in the manner set forth in the guarantee agreement, and will rank on parity with our preferred stock. In addition, because Greater Bay Bancorp is a bank holding company, the junior subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, including the banks' deposit liabilities.

Guarantee...........  We will, on a subordinated basis, fully, irrevocably and unconditionally guarantee:

                      . payment of distributions on the capital securities;

                      . payments on liquidation of the Trust; and

                      . payments on maturity or earlier redemption of the
                        capital securities.

                      If we do not make a payment on the junior subordinated debentures, the Trust will not have sufficient funds to make payments on the capital securities. Our guarantee does not assure the payment of distributions when the Trust does not have sufficient funds to pay the distributions. Our obligations under the guarantee are unsecured and subordinated to senior indebtedness and on parity with our preferred stock and will be effectively subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the banks' deposit liabilities.

Distribution of
 Junior
 Subordinated
Debentures..........
                      In the future, we may liquidate the Trust and cause the junior subordinated debentures to be distributed to holders of capital securities and common securities. We may have to obtain regulatory approval, including the approval of the Federal Reserve, before we liquidate the Trust. The junior subordinated debentures will have identical terms and conditions as the capital securities. We will, for instance, have the same rights, subject to the receipt of any required regulatory approval, to redeem the junior subordinated debentures after they have been distributed to the holders of capital securities and common securities.

                      In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust in which the junior subordinated debentures are not distributed to you, then you will be entitled to receive for each capital security you hold, after satisfaction of creditors of the Trust, a liquidation amount of $25 plus accumulated and unpaid distributions thereon (including interest thereon) to the date of payment. The Trust will be able to make this distribution in cash only if we redeem the junior subordinated debentures.

Maturity and
 Redemption.........
                      The junior subordinated debentures will mature on August 31, 2031, unless redeemed prior to that date if certain conditions are met. The Trust will redeem the capital securities when we pay the junior subordinated debentures at maturity or upon any earlier redemption of the junior subordinated debentures.

                      We may redeem the junior subordinated debentures at our option, in whole but not in part, at any time prior to August 31, 2006:

                      . if the Trust would be subject to tax or if specified
                        other tax events occur;

                      . if there is a change in the way the junior subordinated
                        debentures would be treated for regulatory capital purposes; or

                      . if there is a change in the Investment Company Act of
                        1940 that requires the Trust to register under that law.

                      In addition, we may redeem some or all of the junior subordinated debentures on or after August 31, 2006 subject to specified conditions. We may have to obtain regulatory approvals, including the approval of the Federal Reserve, before we redeem any junior subordinated debentures prior to maturity. If we redeem the junior subordinated debentures, you will receive the liquidation amount of $25 per capital security, plus any accrued and unpaid distributions to the date of redemption.

Use of Proceeds.....  We intend to use the net proceeds from the sale by us of the capital securities received from the Trust in exchange for our junior subordinated debentures to make investments in our bank subsidiaries and for other general corporate purposes. Pending use of the proceeds for the foregoing purposes, we intend to repay approximately $20 million of the $48 million of outstanding advances under our two revolving lines of credit from unaffiliated lenders.

Global
 Certificates.......  The capital securities will be represented by one or more global certificates registered in the name of The Depository Trust Company, which we refer to as DTC, or its nominee. This means that holders will not receive a certificate for their capital securities and the capital securities will not be registered in their names. Ownership interests in the capital securities will be shown on, and transfers of the capital securities will effected only through, records maintained by participants in DTC. DTC and the paying agent for the capital securities will be responsible for dividend payments to you.

ERISA                 For a discussion of certain plan asset, prohibited
 Considerations.....  transaction and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, please see "ERISA Considerations."

Lock-Up Agreement...  We and the Trust have agreed, subject to specified exceptions, for a period of 60 days from the date of this prospectus, not to issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any capital securities, junior subordinated debentures or any securities similar to such securities without the prior written consent of Dain Rauscher Incorporated.

Voting Rights.......  As a holder of the capital securities, you will have no voting rights, except in limited circumstances.

Listing.............  The capital securities have been approved for listing on the Nasdaq National Market and will trade under the symbol GBBKO. We will make a commercially reasonable effort to maintain the listing of the capital securities on the Nasdaq National Market or a national securities exchange. However, you should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

                      If GBB Capital V distributes the junior subordinated debentures, we will use our best efforts to list them on a market or exchange.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following summary presents our selected consolidated financial data as follows:

  . the financial data as of and for the six months ended June 30, 2001 and 2000 have been derived from our unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments, consisting of only normal, recurring adjustments, considered necessary for a fair presentation; and

  . the financial data as of, and for the years ended, December 31, 2000, 1999, 1998, 1997 and 1996 have been derived from our audited consolidated financial statements.

   You should read the summary selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our consolidated financial statements and related notes incorporated in this prospectus by reference. The summary selected consolidated financial data for the six months ended June 30, 2001 is not necessarily indicative of our operating results or financial condition to be expected for any future period.

   The consolidated financial information for all of the periods presented, except for the six months ended June 30, 2001, has been restated on a historical basis, as appropriate, to reflect the acquisitions of all the banks on a pooling-of-interest basis.

                          Six Months Ended
                              June 30,                 Year Ended December 31,
                          -----------------  ------------------------------------------------
                            2001     2000      2000      1999      1998      1997      1996
                          -------- --------  --------  --------  --------  --------  --------
                                 (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $218,501 $167,375  $368,363  $255,377  $205,189  $165,783  $129,559
Interest expense........    83,514   60,650   136,400    90,817    73,918    56,847    43,044
                          -------- --------  --------  --------  --------  --------  --------
 Net interest income
  before provisions for
  loan losses...........   134,987  106,725   231,963   164,560   131,271   108,936    86,515
Provision for loan
 losses.................    16,777   13,936    28,096    14,039     8,279     9,131     5,095
                          -------- --------  --------  --------  --------  --------  --------
 Net interest income
  after provision for
  loan losses...........   118,210   92,789   203,867   150,521   122,992    99,805    81,420
Other income............    22,558   16,544    32,539    28,471    20,996    18,179    16,972
Nonrecurring--warrant
 income.................       504    9,349    12,986    14,508       945     1,162        92
                          -------- --------  --------  --------  --------  --------  --------
 Total other income.....    23,062   25,893    45,525    42,979    21,941    19,341    17,064
Operating expenses......    72,962   58,689   122,612   105,114    89,029    77,727    67,948
Other expenses--
 nonrecurring...........       --       --        --     12,160     1,341    (1,700)      --
                          -------- --------  --------  --------  --------  --------  --------
 Total operating
  expenses..............    72,962   58,689   122,612   117,274    90,370    76,027    67,948
                          -------- --------  --------  --------  --------  --------  --------
Income before income tax
 expense and merger and
 other related
 nonrecurring costs.....    68,310   59,993   126,780    76,226    54,563    43,119    30,536
Income tax expense......    25,631   23,139    48,537    25,468    19,105    15,643    10,963
                          -------- --------  --------  --------  --------  --------  --------
Income before merger and
 other related
 nonrecurring costs and
 extraordinary items....    42,679   36,854    78,243    50,758    35,458    27,476    19,573
Merger and other related
 nonrecurring costs, net
 of tax.................       --    (9,133)  (19,703)   (6,486)   (1,674)   (2,282)   (1,991)
                          -------- --------  --------  --------  --------  --------  --------
 Net income before
  extraordinary items...    42,679   27,721    58,540    44,272    33,784    25,194    17,582
Extraordinary items.....       --       --        --        (88)      --        --        --
                          -------- --------  --------  --------  --------  --------  --------
 Net income.............  $ 42,679 $ 27,721  $ 58,540  $ 44,184  $ 33,784  $ 25,194  $ 17,582
                          ======== ========  ========  ========  ========  ========  ========
Per Share Data (1)
Income per share (before
 merger, nonrecurring
 and extraordinary
 items)
 Basic..................  $   1.00 $   0.77  $   1.71  $   1.21  $   0.95  $   0.73  $   0.57
 Diluted................      0.96     0.74      1.62      1.15      0.89      0.68      0.53
Net income per share
 Basic..................      1.01     0.68      1.42      1.16      0.91      0.70      0.51
 Diluted................      0.97     0.65      1.35      1.10      0.85      0.66      0.48

                                Six Months
                              Ended June 30,                          Year Ended December 31,
                          ------------------------  ---------------------------------------------------------------
                             2001         2000         2000         1999         1998         1997         1996
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cash dividends per share
 (2)....................  $      0.20  $      0.15  $      0.35  $      0.24  $      0.19  $      0.15  $      0.11
Book value per common
 share..................         8.72         6.94         7.69         6.38         5.37         4.78         4.30
Shares outstanding at
 period-end.............   42,625,248   41,284,372   41,929,173   39,635,048   37,342,950   35,886,162   33,865,656
Average common shares
 outstanding............   42,445,000   40,752,000   41,229,000   38,245,000   37,049,000   35,835,000   34,634,000
Average common and
 common equivalent
 shares outstanding.....   44,091,000   42,557,000   43,505,000   40,304,000   39,639,000   38,198,000   36,599,000
Performance Ratios
Return on average assets
 (before merger,
 nonrecurring and
 extraordinary items)...         1.57%        1.54%        1.61%        1.39%        1.37%        1.33%        1.26%
Return on average common
 shareholders' equity
 (before merger,
 nonrecurring and
 extraordinary items)...        24.27%       22.78%       24.08%       21.08%       19.02%       16.24%       14.13%
Return on average
 assets.................         1.58%        1.36%        1.34%        1.33%        1.32%        1.29%        1.13%
Return on average common
 shareholders' equity...        24.43%       20.12%       19.95%       20.16%       18.29%       15.75%       12.69%
Net interest margin.....         5.39%        5.65%        5.72%        5.39%        5.56%        5.96%        6.11%
Balance Sheet Data--At
 Period End
Assets..................  $ 6,224,977  $ 4,319,085  $ 5,130,378  $ 3,736,729  $ 2,857,246  $ 2,235,907  $ 1,791,754
Loans, net..............    3,725,382    2,780,729    3,517,408    2,416,423    1,740,158    1,358,514    1,089,477
Investment securities...    2,038,824    1,110,239      962,277      750,516      667,531      464,703      345,107
Deposits................    4,316,752    3,716,535    4,165,061    3,262,888    2,463,484    1,935,405    1,570,087
Subordinated debt.......          --           --           --           --         3,000        3,000        3,000
Trust preferred
 securities.............       99,500       99,500       99,500       49,000       49,000       20,000          --
Common shareholders'
 equity.................      371,642      286,645      322,365      252,895      200,697      171,465      145,722
Asset Quality Ratios
Nonperforming assets to
 total loans and OREO
 (3)....................         0.19%        0.33%        0.35%        0.28%        0.33%        0.54%        1.01%
Nonperforming assets to
 total assets (3).......         0.12%        0.22%        0.25%        0.18%        0.20%        0.34%        0.63%
Allowance for loan
 losses to total loans..         2.30%        2.05%        2.32%        1.94%        1.85%        1.91%        1.66%
Allowance for loan
 losses to nonperforming
 assets (3).............     1,221.30%      621.32%      667.15%      704.29%      573.27%      354.23%      165.26%
Net charge-offs to
 average loans..........         0.69%        0.44%        0.38%        0.09%        0.13%        0.20%        0.14%
Regulatory Capital
 Ratios
Leverage Ratio..........         7.76%        9.16%        8.77%        8.24%        8.13%        8.82%        8.42%
Tier 1 Capital..........         9.19%       10.87%        9.40%        9.75%       10.70%       11.31%       10.89%
Total Capital...........        10.46%       12.61%       10.70%       11.07%       12.59%       12.67%       12.24%
Ratio of Earnings to
 Fixed Charges
Excluding interest on
 deposits, to net fixed
 charges (4)............         4.54x       13.52x       11.39x       10.21x        7.10x        8.36x        7.49x
Including interest on
 deposits, to fixed
 charges (5)............         1.80x        1.97x        1.91x        1.82x        1.72x        1.74x        1.69x

-------
(1) Restated to reflect a 2-for-1 stock split effective as of April 30, 1998 and October 4, 2000.
(2) Includes only those dividends declared by Greater Bay Bancorp, and excludes those dividends paid by Greater Bay Bancorp's subsidiaries prior to the completion of their mergers with Greater Bay Bancorp.
(3) Non-performing assets excludes accruing loans past due 90 days or more.
(4) For the purpose of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed income. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.
(5) For purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.

                                 RECENT EVENTS

Recent Acquisition

   On June 25, 2001, we signed a definitive agreement of merger with SJNB Financial Corp., the holding company of San Jose National Bank. The agreement provides that we will issue shares of our common stock in a tax-free exchange for the shares of stock of SJNB Financial Corp. for an estimated value of approximately $173 million, subject to certain adjustments based on movements in our stock price at the time of the merger closing. The merger, which will be accounted for as a pooling of interests, is expected to be completed late in the fourth quarter of 2001, subject to regulatory and shareholder approvals. As of June 30, 2001, SJNB Financial Corp. had total assets of $660.5 million and deposits of $562.8 million. San Jose National Bank maintains four full-service banking offices in San Jose, Saratoga, Los Gatos and Danville, California.

   Assuming the acquisition of San Jose National Bank had been completed as of June 30, 2001, we would have had on a pro forma basis $6.9 billion in assets, $4.9 billion in deposits and 42 banking offices covering the entire San Francisco Bay Area.

Capital Market Transaction

   On July 16, 2001, we completed a $15 million trust preferred securities private offering. We issued the trust preferred securities through a newly formed trust subsidiary, GBB Capital VI, to a qualified institutional buyer. The floating rate trust preferred securities bear an interest rate of 6-month London InterBank Offering Rate (LIBOR) plus 3.75% payable semi-annually. We intend to invest a portion of the net proceeds in our subsidiary banks to increase their capital levels and to use the remaining net proceeds for general corporate purposes.

                                  RISK FACTORS

   Before purchasing any capital securities, you should read carefully this prospectus and pay special attention to the following risk factors.

   Because GBB Capital V will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities, and because GBB Capital V may distribute the junior subordinated debentures in exchange for the capital securities, you are making an investment regarding the junior subordinated debentures as well as the capital securities. You should carefully review the information in this prospectus about the capital securities, the guarantee and the junior subordinated debentures.

Risks Related to Your Investment in the Capital Securities

 We cannot make payments under the guarantee or the junior subordinated debentures if we default on our obligations that are more senior, and you may lose all or part of your investment in the capital securities.

   Our obligations under the guarantee and the junior subordinated debentures are unsecured and rank:

  . junior to all of our senior indebtedness;

  . junior to all of our subsidiaries' liabilities, including the banks' deposit accounts;

  . senior to our common stock; and

  . senior to our preferred stock as to the debentures, and equal to our preferred stock as to the guarantee.

   This means that we cannot make any payments under the guarantee or the junior subordinated debentures if we default on payments of any of our senior indebtedness. In addition, if the maturity of the junior subordinated debentures is accelerated, we cannot make any payments under the guarantee or the junior subordinated debentures until all of our senior indebtedness is paid in full. Finally, if we liquidate, go bankrupt or dissolve, we would be able to pay under the guarantee and the junior subordinated debentures only after we have paid all of our liabilities that are senior to the guarantee. At June 30, 2001 we had $48.0 million in senior indebtedness.

   If we default on our obligations to pay principal or interest on the junior subordinated debentures, the Trust will not have sufficient funds to make distributions, redemptions or liquidation payments on the capital securities. This means you will not be able to rely upon our guarantee for payment of distributions, redemptions or liquidation payments. Instead, you may seek legal redress against us directly to collect payments owed to you or rely on the property trustee to enforce the rights of the Trust under the junior subordinated debentures against us.

   The capital securities, the guarantee, the junior subordinated debentures and the indenture do not limit our ability to incur additional debt, including debt that is senior to the junior subordinated debentures in priority of payment.

   The ability of the Trust to make payments due on the capital securities is solely dependent on us making payments on the junior subordinated debentures as and when required. If the Trust cannot make payments on the capital securities, your investment in the capital securities may become worthless.

 If our banking subsidiaries are unable to pay dividends to us and if we are not allowed to borrow from them, we may not be able to make payments under the junior subordinated debentures and the guarantee, which would prevent the Trust from making any payments on the capital securities.

   We are a bank holding company regulated by the Federal Reserve, and almost all of our operating assets are owned by our subsidiaries. We rely on dividends from our bank subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over each of the banks. Payment of dividends by the banks is also subject to each of the bank's profitability, financial condition and capital expenditures and other cash flow requirements. Bank regulatory agencies have authority to prohibit the banks or Greater Bay Bancorp from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the banks or Greater Bay Bancorp, could be deemed to constitute an unsafe or unsound practice.

   Under the prompt corrective action provisions of the Federal Deposit Insurance Act, the banks are prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the institution would become undercapitalized as defined under the Federal Deposit Insurance Act. Payment of dividends by the banks also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute unsafe or unsound banking practice. As of June 30, 2001, approximately $119.7 million is available for the payment of dividends to us without further approval from the bank regulating authorities.

   In addition to regulatory restrictions on the payment of dividends, the banks are subject to certain restrictions imposed by federal law on any extensions of credit they makes to their affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the banks. These restrictions prevent affiliates of the banks, including us, from borrowing from the banks, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of each bank's capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of each bank's capital stock and surplus.

   If we do not receive sufficient cash dividends or borrowings from the banks, then it is unlikely that we will have sufficient funds to make payments on the junior subordinated debentures and the guarantee, thereby leaving insufficient funds for the Trust to make payments to you on the capital securities.

   Also, as a holding company, our right to receive any distribution of assets of any subsidiary, upon that subsidiary's liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. For example, if any bank is liquidated or reorganized, depositors of such bank would have the right to receive distributions from that bank before us unless we were considered a creditor of that bank. At June 30, 2001, the banks had total liabilities, including deposits, of $5.7 billion.

 We can defer interest payments on the junior subordinated debentures, causing your payments under the capital securities to stop, which will have adverse tax consequences to you and may affect the market price of the capital securities.

   We have the right to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, but not beyond August 31, 2031. If we defer interest payments, the Trust will defer paying distributions to you on your capital securities during the deferral period. In addition, if we pay all interest then accrued and unpaid on the junior subordinated debentures, we may elect to begin a new deferral period. There is no limitation on the number of times that we may elect to begin a deferral period.

   If we exercise our right to defer payments of interest on the junior subordinated debentures, you will be required to accrue income (as original issue discount) in respect of the deferred stated interest allocable to your capital securities for federal income tax purposes. As a result, you will be required to recognize income for federal income tax purposes before you receive any cash. Furthermore, if you sell of your capital securities prior to the record date for the distribution payment, you will not receive the cash related to this interest income.

   As a result of our right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities that are not subject to such deferral options. We do not currently intend to exercise our right to defer interest payments on the junior subordinated debentures. However, if we exercise this right in the future, the market price of the capital securities will probably decline and the capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell your capital securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the capital securities until the end of the deferral period.

 The capital securities guarantee agreement covers payments only if the Trust has cash available to make payments to holders of capital securities, which the Trust may not have.

   The ability of the Trust to pay scheduled distributions on the capital securities, the redemption price of the capital securities and the liquidation amount of the capital securities is solely dependent upon us making the related payments on the junior subordinated debentures to the Trust when due. If we default, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each capital security. In those circumstances, holders of capital securities will not be able to rely upon the capital securities guarantee agreement for payment of these amounts. Instead, holders of capital securities must rely solely on the property trustee to enforce the Trust's rights under the junior subordinated debentures or may directly sue us to collect their pro rata share of payments owed. In this situation, holders of capital securities may not be able to collect any or all of the payments owed to them by the Trust.

 Distribution of junior subordinated debentures may be taxable and may depress trading prices to a price below the price that you paid for the capital securities.

   We have the right to dissolve the Trust at any time if such dissolution and any distribution of the junior subordinated debentures would not be taxable to the holders of the capital securities. If we dissolve the Trust, the Trust will be liquidated by distribution of the junior subordinated debentures to holders of the capital securities and the common securities.

   Under current federal income tax laws, that distribution would not be taxable to you unless the Trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved. In addition, if there is a change in law, a distribution of junior subordinated debentures to you on the dissolution of the Trust could also be a taxable event.

   Your investment in the capital securities may decrease in value if the junior subordinated debentures are distributed to you upon a liquidation of the Trust. We cannot predict the liquidity of the market price or market prices, if any, for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the capital securities you hold pending such distribution, may trade at a discount to the price that you paid to purchase the capital securities.

 We may not be able to deduct the payments we make on the junior subordinated debentures for federal income tax purposes, which could significantly increase our income tax liability and could impair our ability to make payments on the capital securities.

   Our ability to deduct interest paid on the junior subordinated debentures will depend on whether the junior subordinated debentures are characterized as debt instruments for United States federal income tax purposes, taking all the relevant facts and circumstances into account. Our counsel has rendered an opinion to us that the junior subordinated debentures are debt instruments for United States federal income tax purposes. Accordingly, we intend to deduct interest on the junior subordinated debentures for United States federal income tax purposes. However, a legal opinion is not binding on the tax authorities or the courts. If the tax authorities or the courts determine that we are not able to deduct interest on the junior subordinated debentures, we would have significant additional income tax liability. This tax liability may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and, consequently, the Trust's ability to make payments on the capital securities. This tax liability would also give us the right to redeem the junior subordinated, debentures in whole prior to August 31, 2006, which would require the Trust to redeem the corresponding amount of the capital securities.

 We will control the Trust and you will have limited voting rights, and our interests may not be aligned with yours.

   As a holder of capital securities, you will have limited voting rights. You can vote only to modify specified terms of the capital securities or on the removal of the property and Delaware trustees of the Trust upon a limited number of events. We, along with the property trustee and the administrative trustees, may amend the trust agreement without your consent even if those actions adversely affect your interests, to ensure that the Trust:

  . will continue to be classified as a grantor trust for federal income tax purposes; and

  . will not be required to register as an "investment company" under the Investment Company Act of 1940.

   You will not have any voting rights regarding Greater Bay Bancorp or the administrative trustees or with respect to any matters submitted to a vote of our common shareholders. Because we will control the Trust, our interests may not be aligned with your interests.

 The capital securities may be redeemed prior to their maturity date, which will result in a taxable event to you, and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

   Generally, the junior subordinated debentures (and therefore the capital securities) may not be redeemed prior to August 31, 2006. However, if specified events occur relating to changes in tax law, the Investment Company Act of 1940 or the treatment of the securities for bank regulatory capital purposes, then we will be able, subject to receipt of any necessary Federal Reserve approval, to redeem all of the junior subordinated debentures at a price equal to 100% of their principal amount plus any accrued and unpaid interest before August 31, 2006. If such a redemption happens, the Trust must use the redemption price it receives to redeem all of the capital securities. In addition, after August 31, 2006 we have the right to redeem the junior subordinated debentures in whole or in part.

   Any redemption of the capital securities would be a taxable event to you for United States income tax purposes. In addition, you may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the capital securities.

 The limited covenants relating to the capital securities and the junior subordinated debentures do not protect you.

   The covenants in the governing documents relating to the capital securities and the junior subordinated debentures are extremely limited. As a result, the governing documents do not protect you in the event of an adverse change in our financial condition or results of operations. You should not consider the terms of the governing documents to be a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

 Trading characteristics of the capital securities may create adverse tax consequences for you.

   The capital securities may trade at a price that does not reflect the value of the accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your capital securities between the record date for payments on the capital securities, you may have adverse tax consequences. Under these circumstances, you will be required to include in your income accrued but unpaid interest on the junior subordinated debentures allocable to the capital securities through the date of disposition. If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which can only be applied to a limited extent to offset ordinary income for federal income tax purposes.

 There is no existing market for the capital securities, and even if a market develops, it may be subject to extreme price fluctuations.

   Although the capital securities have been approved for listing on the Nasdaq National Market, there is no existing market for the capital securities. We cannot assure you that the capital securities will continue to be listed on the Nasdaq National Market. In addition, a listing does not guarantee that a trading market for the capital securities will develop or, if a trading market does develop, the depth of that market or the ability of the holders to sell their capital securities easily.

   The trading price of the capital securities could widely fluctuate in response to variations in operating results, general market prices movements, interest rates, developments specifically related to the banking industry, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years.

   As discussed above, we will have the right to dissolve the Trust and to distribute the junior subordinated debentures to holders of capital securities. Under those circumstances, we will use our best efforts to list the junior subordinated debentures on a market or an exchange. However, there is no existing market for the junior subordinated debentures and, if distributed to holders of capital securities, the junior subordinated debentures will be subject to risks similar to those described in the two preceding paragraphs.

Risks Relating to Greater Bay Bancorp and its Subsidiaries

 Failure to successfully execute our growth strategy or to integrate recently acquired subsidiaries could adversely affect our performance.

   Our financial performance and profitability will depend on our ability to execute our corporate growth strategy and manage our recent and possible future growth. Although management believes that it has substantially integrated the business and operations of recently acquired subsidiaries, we cannot assure you that unforeseen issues relating to the assimilation of these subsidiaries will not adversely affect us. In addition, any future acquisitions and our continued growth may present operating and other problems that could have an adverse effect on our business, financial condition and results of operations. Our financial performance will also depend on our ability to maintain profitable operations through implementation of our Super Community Banking Philosophy. Accordingly, we cannot assure you that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

 Changes in market interest rates may adversely affect our performance.

   Our earnings are impacted by changing interest rates. Changes in interest rates impact the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and borrowings. The relationship between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, our interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates.

   Since January 1, 2001, the Federal Funds Rate has decreased by 2.75% and we believe additional reductions will occur before the end of the year. The decreases to date have impacted our net interest income by reducing our net interest margin from 5.89% for the three months ended December 31, 2000 to 5.10% for the three months ended June 30, 2001. Further reductions in interest rates may adversely affect our ability to proportionately decrease the rates on our deposit sources, particularly MMDA and NOW accounts, due to competitive pressures. This may result in a larger decrease in our interest rate spread if loan volume does not increase sufficiently to offset the impact of stabilizing deposit pricing. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

 Economic conditions in the Bay Area could adversely affect the demand for our services and our results of operations.

   Our operations are located in Northern California and concentrated primarily in Alameda, Contra Costa, Marin, San Francisco, San Mateo, Santa Cruz, Santa Clara and Sonoma Counties, which includes the area known as the "Silicon Valley." As a result of this geographic concentration, our results depend largely upon economic conditions in these areas. A deterioration in economic conditions in our market areas, particularly in the technology and real estate industries on which these areas depend, could have a material adverse impact on the quality of our loan portfolio and could reduce the demand for our products and services, which in turn may have a material adverse effect on our results of operations.

   Many publicly and privately held technology firms have experienced a decline in their stock prices and valuations. At the same time, firms in the technology industry have experienced greater difficulty than in the past in obtaining capital and funding. The inability of such firms to obtain necessary capital and funding would not only adversely affect existing business, but it could also result in a significant slowdown in the growth of the technology industry. Furthermore, the financial weakness of California's three primary energy providers, and shortages in electrical generation capacities, may further weaken the California economy and business operations in California and in particular the economy of and businesses operating in the Bay Area. A downturn in the national economy might further exacerbate local economic conditions. The extent of the future impact of these events on economic and business conditions cannot be predicted.

 Our future warrant income can not be predicted.

   We have historically obtained rights to acquire stock, in the form of warrants, in some clients as part of negotiated credit facilities. We may not be able to realize gains from these equity instruments in future periods due to fluctuations in the market prices of the underlying common stock of these companies. The timing and amount of income, if any, from the disposition of client warrants typically depend upon factors beyond our control, including the general condition of the public equity markets, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. Therefore, we cannot predict future gains from these warrants with any degree of accuracy and such gains, if any, are likely to vary materially from period to period. In addition, a significant portion of the income we realize from the disposition of client warrants may be offset by expenses related to our efforts to build an infrastructure sufficient to support our present and future business activities, as well as expenses incurred in evaluating and pursuing new business opportunities.

 Government regulations could limit or restrict the activities we are allowed to conduct, which in turn could adversely impact our operations.

   The financial services industry is regulated extensively. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, and not to benefit our shareholders. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time. Significant new laws or changes in existing laws or repeal of existing laws may cause our results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve, significantly affects credit conditions for us.

 Competition may adversely affect our performance.

   The financial services business in our market areas is highly competitive. It is becoming increasingly competitive due to changes in regulation, technological advances, and the accelerating pace of consolidation among financial services providers. We face competition both in attracting deposits and in making loans. We compete for loans principally through the interest rates and loan fees we charge and the efficiency and quality of services we provide. Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending upon the nature or level of competition.

 If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

   A significant source of risk arises from the possibility that losses will be sustained if a significant number of our borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

                                USE OF PROCEEDS

   The Trust will issue the capital securities and common securities to us in exchange for our junior subordinated debentures. The net proceeds we will receive from the sale of the capital securities, net of estimated underwriting discounts, commissions and other estimated offering expenses, are estimated to be approximately $86.6 million if the underwriters do not exercise their over-allotment option, and $99.7 million if the underwriters fully exercise their over-allotment option. We currently intend to use the net proceeds from the sale of the capital securities to make investments in our bank subsidiaries when necessary to fund growth and for other general corporate purposes. Pending use of the proceeds for the foregoing purposes, we intend to invest the net proceeds in short-term investment securities and to repay approximately $20 million of the $48 million of outstanding advances under our two revolving lines of credit from unaffiliated lenders. The outstanding advances bear interest as follows: (a) $15 million at 5.488%; (b) $10 million at 5.275%; (c) $15 million at 5.274% and (d) $8 million at 5.626%. In addition to working capital, we used $5.6 million of the loan proceeds to acquire The Matsco Companies, Inc. and $6.9 million of the loan proceeds to acquire CAPCO Financial Companies, Inc. Both revolving lines of credit mature on October 30, 2001.

                           REGULATORY CAPITAL RATIOS

   The following table sets forth our consolidated capital ratios at June 30, 2001:

  . on an actual basis;

  . as adjusted to give effect to the issuance of $15 million of capital securities privately issued after June 30, 2001; and

  . as further adjusted to account for the $15 million privately issued capital securities and to give effect to the sale of the capital securities in this offering.

                                                      June 30, 2001
                                           -------------------------------------
                                                   As Adjusted    As Adjusted
                                                   for Private    for Private
                                                    Offering     Offering and
                                           Actual      (1)     this Offering (1)
                                           ------  ----------- -----------------
   Tier 1 risk-based capital..............  9.19%      9.47%          9.49%
   Total risk-based capital............... 10.46%     10.73%         12.41%
   Leverage...............................  7.76%      8.03%          8.17%

--------
(1) Assumes the net proceeds are invested in 100% risk-weighted assets.

                              ACCOUNTING TREATMENT

   For financial reporting purposes, the Trust will be treated as our subsidiary, and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet and appropriate disclosures about the capital securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements.

   Future reports we file under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will include a footnote to the consolidated financial statements stating that:

  . the Trust is wholly-owned;

  . the sole assets of the Trust are the junior subordinated debentures
    (specifying the principal amount, interest rate and maturity date of such junior subordinated debentures); and

  . our obligations under the trust agreement, the junior subordinated debentures and related indenture and the guarantee, in the aggregate, constitute a full and unconditional guarantee by us of the obligations of the Trust under the capital securities.

   We expect that the Trust will not be required to provide separate reports under the Exchange Act.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization at June 30, 2001:

  . on an actual basis;

  . as adjusted to give effect to the issuance of $15 million of capital securities offered by our subsidiary trust after June 30, 2001, and the receipt and application by us of the net proceeds from the sale of the 2001 Junior Subordinated Debentures to our subsidiary trust; and

  . as further adjusted to account for the foregoing receipt and application by us of the net proceeds from the sale of the 2001 Junior Subordinated Debentures to our subsidiary trust and to give effect to the receipt and application by us of the net proceeds we expect to receive from the sale of the capital securities in this offering.

                                                         June 30, 2001
                                                 ------------------------------
                                                                        As
                                                             As      Adjusted
                                                          Adjusted for Private
                                                            for    Offering and
                                                          Private      this
                                                  Actual  Offering   Offering
                                                 -------- -------- ------------
                                                         (In thousands)
Long-term debt.................................. $130,276 $130,276   $130,276
Company obligated mandatorily redeemable trust
 preferred securities of subsidiary trusts
 holding solely junior subordinated debentures..   99,500  114,500    204,500
Preferred stock, no par value: 4,000,000 shares
 authorized, none outstanding...................      --       --         --
Common stock, no par value: 80,000,000 shares
 authorized, 42,546,142 shares outstanding......  178,598  178,598    178,598
Accumulated other comprehensive income..........    3,227    3,227      3,227
Retained earnings...............................  189,817  189,817    189,817
                                                 -------- --------   --------
  Total shareholders' equity....................  371,642  371,642    371,642
                                                 -------- --------   --------
  Total capitalization.......................... $601,418 $616,418   $706,418
                                                 ======== ========   ========

   The subsidiary trusts are:

  . GBB Capital I, which issued trust preferred securities on March 31, 1997 and holds $20.6 million in 9.75% Junior Subordinated Deferrable Interest Debentures;

  . GBB Capital II, which issued trust preferred securities on August 12, 1998 and holds $30.9 million in Floating Rate Junior Subordinated Deferrable Interest Debentures;

  . GBB Capital III, which issued trust preferred securities on March 23, 2000 and holds $9.8 million in 10.875% Junior Subordinated Deferrable Interest Debentures;

  . GBB Capital IV, which issued trust preferred securities on May 19, 2001 and holds $42.3 million in 10.75% Junior Subordinated Deferrable Interest Debentures;

  . GBB Capital V, which will hold the junior subordinated debentures referred to in this prospectus as its sole asset; and

  . GBB Capital VI, which issued trust preferred securities on July 16, 2001 and holds $15.5 million in Floating Rate Junior Subordinated Deferrable Interest Debentures.

   In the foregoing table, the "Actual" column refers to all of the subsidiary trusts except for GBB Capital VI and GBB Capital V, the "As Adjusted for Private Offering" column refers to all of the subsidiary trusts except for GBB Capital V, and the "As Adjusted for Private Offering and this Offering" column refers to all of the subsidiary trusts.

                                 GBB CAPITAL V

   The Trust is a statutory business trust created under Delaware law upon the filing of a certificate of trust with the Delaware Secretary of State. The Trust exists for the exclusive purposes of:

  . issuing the capital securities, which represent undivided beneficial ownership interests on GBB Capital V's assets, in exchange for our junior subordinated debentures;

  . issuing the common securities to us in a total liquidation amount equal to at least 3% of GBB Capital V's total capital in exchange for our junior subordinated debentures;

  . to maintain GBB Capital V's status as a grantor trust for federal income tax purposes; and

  . engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of capital securities.

   The junior subordinated debentures will be the sole assets of the Trust, and, accordingly, payments under the junior subordinated debentures will be the sole revenues of the Trust. We will acquire and own all of the common securities of the Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The common securities will rank on a parity with, and payments will be made on the common securities pro rata, with the capital securities, except that upon an event of default under the Amended and Restated Declaration of Trust, or the trust agreement, resulting from an event of default under the debentures, our rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the capital securities.

   The Trust has a term of approximately 35 years, but may dissolve earlier as provided in the trust agreement. The Trust's business and affairs are conducted by the trustees. The trustees for the Trust will be Wilmington Trust Company, as the property trustee and as the Delaware trustee, and three administrative trustees who are our officers. Wilmington Trust Company, as property trustee, will act as sole indenture trustee under the trust agreement. Wilmington Trust Company will also act as guarantee trustee under the guarantee and as debenture trustee under the indenture. The holder of the common securities of the Trust will be entitled generally to appoint, remove or replace the property trustee and/or the Delaware trustee. In the event of a default of the trust agreement, the holders of a majority in liquidation amount of the capital securities may appoint, remove or replace the properly trustee and/or the Delaware trustees, instead. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in the holder of the common securities.

   The duties and obligations of each trustee are governed by the trust agreement. As issuer of the junior subordinated debentures, we will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on, the capital securities) related to the Trust and the offering of the capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is c/o Greater Bay Bancorp, 2860 West Bayshore Road, Palo Alto, California 94303 and its telephone number is (650) 813-8200.

                     DESCRIPTION OF THE CAPITAL SECURITIES

   We have summarized below the material terms of the capital securities. This summary is not a complete description of all of the terms and provisions of the capital securities. For more information, we refer you to the form of the amended and restated declaration of trust, which we filed as exhibits to the registration statement of which the prospectus is a part.

General

   The capital securities will represent undivided beneficial ownership interests in the assets of the Trust.

   The capital securities will be limited to $103,500,000 aggregate liquidation amount at any one time outstanding. The capital securities will rank equally with the common securities, except as described under "Subordination of Common Securities." The property trustee will have legal title to the junior subordinated debentures and will hold them in trust for the benefit of you and the other holders of the capital securities. Our guarantee for the benefit of the holders of the capital securities will be a guarantee on a subordinated basis with respect to the capital securities, but will not guarantee payment of distributions or amounts payable on redemption of the capital securities or liquidation of the Trust when the Trust does not have funds legally available for such payments.

Distributions

   Distributions on the capital securities will be cumulative, and will accumulate from the date that the capital securities are first issued. Distributions will be payable at the annual rate of 9.0% of the liquidation amount, payable quarterly in arrears on the distribution dates, which are March 15th, June 15th, September 15th and December 15th of each year, commencing September 15, 2001 to the holders of the capital securities on the relevant record dates. The record dates will be the 1st day of the month in which the relevant distribution date occurs. Distributions payable on any capital securities that are not paid on the scheduled distribution date will cease to be payable to the person in whose name such capital securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such capital securities are registered on a special record date set for this purpose. The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

   Distributions not paid when due will accumulate additional distributions at the annual rate of 9.0% on the amount of unpaid distributions, compounded quarterly.

   If any distribution date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day without any additional payments for the delay. A business day means any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York, San Francisco, California or Wilmington, Delaware are authorized or required by law or executive order to remain closed.

   The Trust's revenue available for distribution to holders of the capital securities will be limited to our payments to the Trust under our junior subordinated debentures. If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the capital securities. Our guarantee only covers the payment of distributions if and to the extent that the Trust has funds legally available to pay the distributions.

Deferral of Distributions

   As long as no debenture event of default exists, we have the right under the indenture to elect to defer the payment of interest on the junior subordinated debentures. We may exercise this right at any time or from time to time before the end of any deferral period, for no more than 20 consecutive quarterly periods. No deferral period will end on a date other than an interest payment date or extend beyond August 31, 2031, the stated maturity date of the junior subordinated debentures. If we defer payments, the Trust will defer quarterly distributions on the capital securities during the deferral period. During any deferral period, distributions will continue to accumulate on the capital securities and on any accumulated and unpaid distributions, compounded quarterly at the annual rate of 9.0%, to the extent permitted by law from the relevant distribution date. The term distributions includes any accumulated additional distributions.

   At the end of any deferral period and upon the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period until the deferral period ends. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer interest payments or to extend a deferral period at least five business days before the earlier of:

  . the date the distributions on the capital securities would have been payable, except for the election to begin a deferral period; and

  . the date the property trustee is required to give notice to any securities exchange or automated quotation system or to holders of the capital securities of the record date or the date such distributions are payable, but in any event at least five business days before such record date.

   There is no limitation on the number of times that we may elect to begin a deferral period.

   During any deferral period, we may not and we may not permit any subsidiary to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

  . make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any debt securities (including any other debentures) that rank equal or junior to the junior subordinated debentures; or

  . make any guarantee payments with respect to any guarantee of the debt securities of any of our subsidiaries (including other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures.

   Notwithstanding the foregoing, during a deferral period the following is permitted:

  . a payment of dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

  . a declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

  . a payment under the guarantee;

  . a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  . the purchase of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

   We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures.

Redemption

   We will have the right to prepay the junior subordinated debentures:

  . in whole or in part, on or after August 31, 2006; and

  . in whole but not in part, prior to August 31, 2006 if there are specified changes in the bank regulatory, investment company or tax laws that would adversely affect the status of the Trust, the capital securities or the junior subordinated debentures.

   Upon repayment at maturity on August 31, 2031 or prepayment, in whole or in part after August 31, 2006, or prepayment in whole, but not in part, prior to August 31, 2006 of the junior subordinated debentures (other than following the distribution of the junior subordinated debentures to you as a holder of the capital securities and us, as the holder of the common securities), the property trustee will apply the proceeds from the repayment or prepayment of the junior subordinated debentures (as long as the property trustee has received written notice no later than 45 days before the repayment) to redeem capital securities and common securities having an aggregate liquidation amount equal to the principal amount of the junior subordinated debentures paid to the Trust. The redemption price for any capital security or common security will be equal to the $25 liquidation amount of such security plus accumulated and unpaid distributions to the redemption date. The Trust will give notice of any redemption of capital securities between 30 to 60 days prior to the redemption date.

   If we prepay less than all of the junior subordinated debentures on the stated maturity date or a redemption date, then the property trustee will allocate the proceeds of the prepayment on a pro rata basis among the capital securities and the common securities unless an event of default has occurred under the junior subordinated debentures, in which case no proceeds will be allocated to the common securities until the capital securities are paid in full.

   We may have to obtain regulatory approval, including the approval of the Federal Reserve, before we redeem any junior subordinated debentures.

   The redemption price of the capital securities will correspond to the maturity and prepayment prices of to the junior subordinated debentures.

Redemption Procedures

   Whenever we redeem or repay the junior subordinated debentures, the Trust will redeem capital securities at the redemption price with the proceeds that it receives from our redemption or repayment of the junior subordinated debentures. Any redemption of capital securities will be made and the redemption price will be payable on the redemption date only to the extent that the Trust has funds legally available to pay the redemption price.

   If the Trust gives a notice of redemption for the capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds legally are available, with respect to:

  . the capital securities held by DTC or its nominees, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the redemption price; and

  . the capital securities held in certificated form, if any, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the capital securities.

   The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us.

   Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the capital securities on the relevant record dates for the related distribution dates. If the Trust gives a notice of redemption and funds are deposited as required, then upon the date of the deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of the holders of the capital securities to receive the redemption price, without interest, and the capital securities called to be redeemed will cease to be outstanding.

   If any redemption date for the capital securities is not a business day, then the redemption price, without interest or any other payment in respect of the delay, will be paid on the next business day.

   If payment of the redemption price is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee:

  . distributions on the capital securities will continue to accumulate from the redemption date originally established by the Trust to the date such redemption price is actually paid; and

  . the actual payment date will be the redemption date for purposes of calculating the redemption price.

   Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of capital securities at its registered address. Unless we default in payment of the redemption price on, or in the repayment of, the junior subordinated debentures, on and after the redemption date, distributions will cease to accrue on the capital securities called for redemption.

   Subject to applicable law, including, without limitation, federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding capital securities in the open market or by private agreement.

Liquidation of the Trust and Distribution of Junior Subordinated Debentures

   We will have the right at any time to dissolve the Trust and, after satisfying the liabilities owed to the Trust's creditors, we will have the right to distribute the junior subordinated debentures to the holders of the capital securities and to us as holder of the common securities. Our right to dissolve the Trust is subject to our receiving:

  . an opinion of counsel to the effect that if we distribute the junior subordinated debentures, the holders of the capital securities will not experience a taxable event; and

  . all required regulatory approvals.

   The Trust will automatically dissolve if:

  . specified bankruptcy events occur, or we dissolve or liquidate;

  . we distribute junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities and the common securities to holders of such securities and we, as sponsor, have given written directions to the property trustee to dissolve the Trust (which direction is at our option and, except as described above, wholly within our discretion, as sponsor);

  . the Trust redeems all of the capital securities and common securities in accordance with their terms;

  . the junior subordinated debentures are redeemed or repaid or there are no junior subordinated debentures outstanding;

  . the Trust's term expires; or

  . a court of competent jurisdiction enters an order for the dissolution of the Trust.

   If the Trust is dissolved for any of the above reasons, except for a redemption of all capital securities and the common securities, the administrative trustees will liquidate the Trust as quickly as they determine to be possible by distributing to holders of the capital securities and the common securities, after satisfying the liabilities owed to the Trust's creditors, junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities and the common securities, unless the property trustee determines that this distribution is not practicable. If the property trustee determines that this distribution is not practicable, the holders of the capital securities will be entitled to receive an amount equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions on the capital securities to the date of payment out of the assets of the Trust legally available for distribution to holders, after satisfying the liabilities owed to the Trust's creditors as provided by applicable law. If such a distribution can be paid only in part because the Trust has insufficient assets legally available to pay the full amount of that distribution, then the amounts payable shall be paid pro rata on the capital securities and the common securities, except that if an event of default exists under the indenture, the capital securities will have a priority over the common securities.

   After the liquidation date is fixed for any distribution of junior subordinated debentures to holders of the capital securities:

  . the capital securities will no longer be deemed to be outstanding;

  . DTC or its nominee will receive in respect of each registered global certificate representing capital securities a registered global certificate representing the junior subordinated debentures to be delivered upon this distribution; and

  . certificates representing capital securities not held by DTC or its nominee, if any, will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of those capital securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those capital securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case we will issue to those holders, and the debenture trustee will authenticate, a certificate representing the junior subordinated debentures.

   We cannot assure you of the market prices for the capital securities or the junior subordinated debentures that may be distributed to you in exchange for the capital securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the capital securities that you purchase, or the junior subordinated debentures that you may receive upon a dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the capital securities.

   If we elect not to prepay the junior subordinated debentures prior to maturity and either elect not to or we are unable to liquidate the Trust and distribute the junior subordinated debentures to holders of the capital securities, the capital securities will remain outstanding until the repayment of the junior subordinated debentures on August 31, 2031.

Subordination of Common Securities

   Payment of distributions on, the redemption price of, and the liquidation distribution for, the capital securities and the common securities, as applicable, will generally be made on a pro rata basis. However, if an event of default under the junior subordinated debentures exists on any distribution, redemption or liquidation date, no payment of any distribution on, or redemption price of, or liquidation distribution for, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding capital securities for all distribution periods terminating on or before the distribution, redemption or liquidation date, or payment of the redemption price or liquidation distribution, is made in full. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, or liquidation distribution for, the capital securities then due and payable.

   In the case of any event of default under the trust agreement, we, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured or waived. Until any event of default has been cured or waived, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

   An event of default under the junior subordinated debentures constitutes an event of default under the trust agreement.

   The trust agreement provides that within ten (10) business days after the property trustee has actual knowledge that any event of default has occurred, the property trustee will give notice of the event of default to the holders of the capital securities, the administrative trustees and, to us, as sponsor, unless the event of default has been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether we and the administrative trustees have complied with the applicable conditions and covenants of the trust agreement.

   If an event of default under the junior subordinated debentures exists that is attributable to our failure to pay the principal or interest (including compounded interest and additional sums, if any) on the junior subordinated debentures on the due date, a holder of capital securities may institute a direct action against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's capital securities.

   If an event of default exists under the debentures, the capital securities will have a preference over the common securities. An event of default does not entitle the holders of capital securities to require the redemption of the capital securities.

Removal of Issuer Trustees

   Unless an event of default exists under the debentures, we may remove the property trustee and the Delaware trustee at any time. If an event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all of the common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the trust agreement.

Merger or Consolidation of Issuer Trustees

   If the property trustee, the Delaware trustee or any administrative trustee that is not a natural person is merged, converted or consolidated into another entity, or the property trustee or the Delaware trustee is a party to a merger, conversion or consolidation which results in a new entity, or an entity succeeds to all or substantially all of the corporate trust business of the property trustee or the Delaware trustee, the new entity shall be the successor of the respective trustee under the trust agreement, provided that the entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets to any corporation or other entity, except as described below. The Trust may, at our request, as sponsor, and with the consent of the administrative trustees but without the consent of the holders of the capital securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to a trust organized as such under the laws of any state; provided, that:

  . the successor trust either:

   . expressly assumes all of the obligations of the Trust with respect to the capital securities; or

   . substitutes securities for the capital securities that have substantially the same terms as the capital securities so long as the substitute securities rank equal to the capital securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we appoint a trustee of the successor trust possessing the same powers and duties as the property trustee with respect to the junior subordinated debentures;

  . the substitute securities are listed, or any substitute securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed or quoted, if any;

  . if the capital securities, substitute securities or junior subordinated debentures are rated by any nationally recognized statistical rating organization prior to such transaction, the transaction does not cause any of those securities to be downgraded by any such organization;

  . the transaction does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

  . the successor has a purpose substantially identical to that of the Trust;

  . prior to the transaction, we received an opinion from independent counsel to the Trust experienced in such matters to the effect that:

   . the transaction does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect (other than any dilution of such holders' interests in the new entity);

   . following the transaction, neither the Trust nor the successor will be required to register as an investment company under the Investment Company Act; and

   . the Trust continues to be, and any successor will be, classified as a grantor trust for federal income tax purposes; and

  . we, or any permitted successor or assignee, own all of the common securities of the successor and guarantee the obligations of the successor under the substitute securities at least to the extent provided by our guarantee and the common securities guarantee.

   Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause the Trust or the successor not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

   Except under limited circumstances and as otherwise required by law and the trust agreement, the holders of the capital securities will have no voting rights.

   We, together with the property trustee and the administrative trustees, may amend the trust agreement from time to time, without the consent of the holders of the capital securities, to:

  . cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

  . modify, eliminate or add to any provisions of the trust agreement as is necessary to ensure that at all times that any capital securities are outstanding, the Trust will be classified as a grantor trust for federal income tax purposes, or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that the amendment would not adversely affect in any material respect the interests of the holders of the capital securities.

   We, together with the trustees, may amend the trust agreement:

  . with the consent of holders of a majority in liquidation amount of the outstanding capital securities; and

  . upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as being a grantor trust for federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act;

provided, that, without the consent of each holder of capital securities and common securities, no amendment may change the amount or timing of any distribution on the capital securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the capital securities and common securities as of a specified date, change any of the prepayment provisions, or restrict the right of a holder of capital securities and common securities to sue for the enforcement of any payment on or after the specified date.

   So long as the property trustee holds any junior subordinated debentures, the trustees may not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

  . waive certain past defaults under the indenture;

  . exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the junior subordinated debentures; or

  . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required,

without, in each case, obtaining the prior consent of the holders of a majority in liquidation amount of all outstanding capital securities; provided, however, that where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected by the amendment, modification or termination, the property trustee will not give its consent without the prior approval of each holder of the capital securities; provided further, where a consent under the indenture would require the consent of holders of more than or less than a majority of the aggregate principal amount of junior subordinated debentures affected thereby, only the holders of the percentage of aggregate stated liquidation amount of the capital securities which is at least equal to the percentage required under the Indenture may direct the property trustee to give such consent; provided further, that if an event of default under the debentures has occurred and is continuing, then holders of 25% of the aggregate liquidation amount of the capital securities may direct the property trustee to declare the principal of and interest or other required payments on the junior subordinated debentures due and payable.

   The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the capital securities, except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will continue to be classified as a grantor trust for federal income tax purposes after taking the action into account.

   Any required approval of holders of capital securities may be given at a meeting of the holders convened for the purpose of approving the matter or pursuant to written consent. The property trustee will cause a notice to be given of any meeting at which holders of capital securities are entitled to vote or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of capital securities in accordance with the trust agreement.

   No vote or consent of the holders of capital securities will be required for the Trust to redeem and cancel the capital securities in accordance with the trust agreement.

   Notwithstanding that holders of the capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the Trust, the trustees or any affiliates thereof shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Form, Registration and Transfer

   The capital securities will be represented by one or more capital securities in registered, global form. The global capital securities will be deposited upon issuance with the property trustee as custodian for DTC, in Wilmington, Delaware and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust so that:

  . the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

  . the Trust will be classified as a grantor trust for federal income tax purposes; and

  . the junior subordinated debentures will be treated as our indebtedness for federal income tax purposes.

We, together with the administrative trustees, are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable, as long as it does not materially adversely affect the interests of the holders of the capital securities.

   The trust agreement provides that holders of the capital securities have no preemptive or similar rights to subscribe for any additional capital securities and the issuance of capital securities is not subject to preemptive or similar rights.

   We will make a commercially reasonable effort to maintain the listing of the capital securities on the Nasdaq National Market or a national securities exchange, but this listing requirement will not prevent us from redeeming all or a portion of the capital securities in accordance with the trust agreement.

   The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

   The trust agreement and capital securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

Information Concerning the Property Trustee

   Except if an event of default exists under the trust agreement, the property trustee will undertake to perform only the duties specifically set forth in the trust agreement. While such an event of default exists, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default exists and the property trustee is required to decide between alternative courses of action or to construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the capital securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as directed by us and, if not directed, shall take such action as it deems advisable and in the best interests of the holders of the capital securities and will have no liability, except for its own bad faith, negligence or willful misconduct.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   We have summarized below the material terms of the junior subordinated debentures. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the indenture and the form of the junior subordinated debentures, which we filed as exhibits to the registration statement of which this prospectus is a part. Wilmington Trust Company will act as debenture trustee under the indenture.

General

   The Trust will issue the capital securities and the common securities in exchange for junior subordinated debentures issued by Greater Bay Bancorp. The junior subordinated debentures will bear interest at the annual rate of 9.0% of the principal amount of the junior subordinated debentures, payable quarterly in arrears on interest payment dates of March 15th, June 15th, September 15th and December 15th of each year to the person in whose name each junior subordinated debenture is registered at the close of business on the relevant record date, except that interest payable on the maturity date of the junior subordinated debentures shall be paid to the person to whom principal is paid. The record dates will be the 1st day of the month in which the relevant interest payment occurs. The first interest payment date for the junior subordinated debentures will be September 15, 2001. The period beginning on and including the date the junior subordinated debentures are first issued and ending on but excluding September 15, 2001 and each period beginning on and including an interest payment date and ending on but excluding the next interest payment date is an interest period.

   We anticipate that, until the liquidation, if any, of the Trust, each junior subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the capital securities and common securities. The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any interest payment date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day (without any interest or other payment due to the delay).

   The distribution provisions of the capital securities correspond to the interest payment provisions of the junior subordinated debentures because the capital securities represent undivided beneficial ownership interests in the junior subordinated debentures.

   Accrued interest that is not paid on the applicable interest payment date will bear additional interest (to the extent permitted by law) at the rate of 9.0% per year, compounded quarterly, from the last interest payment date for which interest was paid. The term "interest" as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date.

   Notwithstanding anything to the contrary above, if the stated maturity date or date of earlier redemption falls on a day that is not a business day, the payment of principal, premium, if any, and interest will be paid on the next business day, with the same force and effect as if made on such date, and no interest on such payments will accrue from and after such date.

   The junior subordinated debentures will be issued as a series of junior subordinated deferrable interest debentures under the indenture.

   The junior subordinated debentures will mature on August 31, 2031 unless redeemed prior thereto in accordance with the terms discussed below.

   The junior subordinated debentures will rank equal to all of our other junior subordinated debentures and will be unsecured and rank subordinate and junior to all of our senior indebtedness to the extent and in the manner set forth in the indenture.

   We are a bank holding company regulated by the Federal Reserve and our subsidiaries own almost all of our operating assets. We are a legal entity separate and distinct from our subsidiaries. Holders of junior subordinated debentures should look only to Greater Bay Bancorp for payments on the junior subordinated debentures. Our principal sources of income are dividends, interest and fees from the banks. We rely primarily on dividends from the banks to meet our obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Dividend payments from the banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the respective banks.

   Under the Federal Deposit Insurance Act, insured depositary institutions such as the banks are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on each of the bank's current financial condition, we do not expect that this provision will have any impact on our ability to obtain dividends from the banks. During the first quarter of 2001, the banks paid $4.3 million in dividends to us, which reflected 4.0% of the total amount of dividends the banks were permitted to pay as of December 31, 2000 under existing supervisory practices. Payment of dividends by the banks is also subject to the respective bank's profitability, financial condition and capital expenditures and other cash flow requirements. The Federal Reserve has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless:

  . the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends; and

  . the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

We cannot assure you that the banks will be able to pay dividends at past levels, or at all, in the future.

   In addition to restrictions on the payment of dividends, the banks are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent us and such other affiliates from borrowing from the banks unless the loans are secured by various types of collateral. Furthermore, such secured loans, other transactions and investments by the banks are generally limited in amount as to us and as to each of such other affiliates to 10% of each bank's capital and surplus and as to us and all of such other affiliates to an aggregate of 20% of each bank's capital and surplus. As of June 30, 2001, approximately $74.0 million of credit was available to us under this limitation.

   Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the capital securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the banks), except to the extent that we may be recognized as a creditor of that subsidiary. At June 30, 2001, our subsidiaries had total liabilities, including deposits, of $5.7 billion. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries (including the banks' deposit liabilities) and all liabilities of any of our future subsidiaries. At June 30, 2001, we had $48.0 million in senior indebtedness. The indenture does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Form, Registration and Transfer

   If the junior subordinated debentures are distributed to the holders of the capital securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the capital securities.

Payment and Paying Agents

   Payment of principal of (and premium, if any) and interest on the junior subordinated debentures will be made at the office of the debenture trustee in Wilmington, Delaware or at the office of such paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made, except in the case of junior subordinated debentures in global form:

  . by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the junior subordinated debentures; or

  . by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

   Payment of any interest on any junior subordinated debenture will be made to the person or entity in whose name the junior subordinated debenture is registered at the close of business on the record date for the interest payment date, except in the case of defaulted interest.

   We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will always be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

   Any moneys deposited with the debenture trustee or any paying agent, or then held by us, in trust for the payment of the principal of (or premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after such principal (or premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of the junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment.

Option to Extend Interest Payment Date

   So long as no event of default exists under the indenture, which we refer to as a debenture event of default, we will have the right under the indenture to defer the payment of interest on the junior subordinated debentures, at any time and from time to time, for no more than 20 consecutive quarterly periods, provided that no deferral period shall end on a date other than an interest payment date or extend beyond August 31, 2031. At the end of a deferral period, we must pay all interest then accrued and unpaid (together with interest thereon at the rate of 9.0% per year, compounded quarterly from the last interest payment date to which interest was paid, to the extent permitted by applicable law). During a deferral period, interest will continue to accrue, and holders of the capital securities or, if the junior subordinated debentures have been distributed to holders of the capital securities, holders of junior subordinated debentures, will be required to include that deferred interest in gross income for federal income tax purposes on an accrual method of accounting prescribed by the Code and Treasury regulation provisions on original issue discount prior to the receipt of cash attributable to that income.

   During any deferral period, we may not or permit any of our subsidiaries to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

  . make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities (including any other debentures) that rank equal to or junior to the junior subordinated debentures; or

  . make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries (including our guarantee of the capital securities of the Trust and any other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures.

   Notwithstanding the foregoing, during a deferral period the following is permitted:

  . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any rights pursuant thereto;

  . payments under the guarantee;

  . a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  . purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

   Before the end of any deferral period, we may extend the deferral period, as long as no event of default exists and the extension does not cause the deferral period to exceed 20 consecutive quarterly periods, to end on a date other than an interest payment date or to extend beyond August 31, 2031. At the end of any deferral period and upon the payment of all then accrued and unpaid interest (together with interest thereon at the rate of 9.0% per year, compounded quarterly, to the extent permitted by applicable law), we may elect to begin a new deferral period, subject to the requirements set forth in this prospectus. No interest will be due and payable during a deferral period until the deferral period ends.

   We must give the property trustee, the administrative trustees and the debenture trustee notice of our deferral election at least five business days before the earlier of:

  . the date the distributions on the capital securities would have been payable, except for the election to begin or extend such deferral period;

  . the date the property trustee is required to give notice to any securities exchange or automated quotation system on which the capital securities are listed or quoted or to holders of capital securities of the record date for such distributions; or

  . the date such distributions are payable, but in any event not less than five business days prior to such record date.

   The debenture trustee will notify holders of the capital securities of our election to begin or extend a new deferral period.

   There is no limit on the number of times that we may elect to begin a deferral period.

   We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures, but we cannot assure you that we will not elect to exercise our deferral right in the future.

Optional Prepayment

   The junior subordinated debentures will be prepayable, in whole or in part, at our option on or after August 31, 2006, subject to our receipt of any required regulatory approval, at an optional prepayment price equal to 100% of the principal amount plus accrued and unpaid interest on the junior subordinated debentures, if any, to the date of prepayment.

Special Event Prepayment

   If, prior to August 31, 2006, there are changes in the bank regulatory, investment company or tax laws that adversely affect the status of the Trust, the capital securities or the junior subordinated debentures, we may, at our option, subject to our receipt of any required regulatory approval, prepay the junior subordinated debentures, in whole but not in part, at any time within 90 days of the change in the law, at the special event prepayment price. The special event prepayment price will be an amount equal to 100% of the principal amount of the junior subordinated debentures plus accrued and unpaid interest to the date of prepayment.

   A change in the bank regulatory law means our receipt of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of:

  . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of an applicable regulatory agency or authority; or

  . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the capital securities are first issued, the capital securities do not constitute, or within 90 days of the opinion will not constitute, Tier 1 capital (or its then equivalent if we were subject to such capital requirement).

   A change in the investment company law means the receipt by us and the Trust of an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

  . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

  . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the capital securities are first issued, the Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

   A change in tax law means the receipt by us and the Trust of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

  . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any political subdivision or taxing authority thereof or therein; or

  . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the capital securities are first issued, there is more than an insubstantial risk that:

  . the Trust is, or will be within 90 days of the date of such opinion, subject to federal income tax with respect to any income received or accrued on the junior subordinated debentures;

  . interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for federal income tax purposes; or

  . the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   We will mail any notice of prepayment between 30 and 60 days before the prepayment date to each holder of junior subordinated debentures to be prepaid at its registered address. Unless we default in payment of the prepayment price, on the prepayment date interest shall cease to accrue on the junior subordinated debentures called for prepayment.

   If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a change in the tax law, we will pay as additional amounts on the junior subordinated debentures any amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding capital securities shall not be reduced as a result of any additional sums, including taxes, duties or other governmental charges to which the Trust has become subject as a result of a change in the tax law.

Certain Covenants of Greater Bay Bancorp

   We will covenant that we will not or permit any of our subsidiaries to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

  . make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities (including any other junior subordinated debentures) that rank equal or junior to the junior subordinated debentures; or

  . make any guarantee payments with respect to any of our guarantees of the debt securities of any of our subsidiaries (including any other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures;

   if at such time:

  . we have actual knowledge that there is any event that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default and that we have not taken reasonable steps to cure;

  . we are in default with respect to our payment obligations under the guarantee; or

  . we have given notice of our election to exercise our right to defer interest payments on the junior subordinated debentures as provided in the indenture and the deferral period, or any extension of the deferral period, is continuing.

   Notwithstanding the foregoing, the following is permitted:

  . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

  . payments under the guarantee;

  . a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  . purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

   So long as the capital securities remain outstanding, we also will covenant:

  . to directly or indirectly maintain 100% direct or indirect ownership of the common securities; provided, however, that any of our permitted successors under the indenture may succeed to our ownership of the common securities;

  . to use our best efforts to cause the Trust to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of capital securities and common securities in liquidation of the Trust, the redemption of all of the capital securities and common securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement;

  . to use our best efforts to cause the Trust to otherwise continue to be classified as a grantor trust for federal income tax purposes;

  . to use our best efforts to cause each holder of capital securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures; and

  . to not cause, as sponsor of the Trust, or permit, as holder of the common securities, the dissolution, winding-up or liquidation of the Trust, except as provided in the trust agreement.

Modification of Indenture

   From time to time, we, together with the debenture trustee, may, without the consent of the holders of junior subordinated debentures, amend the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, provided that any amendment to the indenture does not materially adversely affect the interest of the holders of junior subordinated debentures. We, together with the debenture trustee, may amend the indenture, regardless of the effect on the interest of the holders of the junior subordinated debentures, for specific purposes including, among other things, to qualify, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

   The indenture permits us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided that no modification may, without the consent of the holders of each outstanding subordinated debenture affected:

  . change the stated maturity date, or reduce the principal amount, of the junior subordinated debentures;

  . reduce the amount payable on prepayment or reduce the rate or extend the time of payment of interest except pursuant to our right under the indenture to defer the payment of interest;

  . change any of the prepayment provisions;

  . make the principal of, or interest on, the junior subordinated debentures payable in any coin or currency other than that provided in the junior subordinated debentures;

  . impair or affect the right of any holder of junior subordinated debentures to institute suit for the payment thereof; or

  . reduce the percentage of the principal amount of the junior subordinated debentures, the holders of which are required to consent to any such modification.

Debenture Events of Default

   A "debenture event of default" is:

  . our failure for 30 days to pay any interest, including compounded interest and additional sums, if any, on the junior subordinated debentures or any other debentures when due (subject to the deferral of any interest due date in the case of a deferral period with respect to the junior subordinated debentures or other debentures, as the case may
    be);

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  . our failure to pay any principal or premium, if any, on the junior subordinated debentures or any other debentures when due, whether at maturity, upon prepayment, by accelerating the maturity or otherwise;

  . our failure to observe or perform any other covenant contained in the indenture for 90 days after written notice to us from the debenture trustee or to us and the debenture trustee from the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures; or

  . certain events related to our bankruptcy, insolvency or reorganization.

   The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default and should the debenture trustee or such holders fail to make such declaration, the holders of at least 25% in the aggregate liquidation amount of capital securities will have such right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee and should the holders of such junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the capital securities shall have such right.

   Prior to any declaration accelerating the maturity of the junior subordinated debentures, the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (including compounded interest and additional sums, if any), unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) due otherwise than by acceleration has been deposited with the debenture trustee, or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture and should the holders of such junior subordinated debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the capital securities shall have such right.

   The indenture requires that we file with the debenture trustee a certificate annually as to the absence of defaults specified under the indenture.

   The indenture provides that the debenture trustee may withhold notice of a debenture event of default from the holders of the junior subordinated debentures if the debenture trustee considers it in the interest of the holders to do so.

Enforcement of Certain Rights by Holders of Capital Securities

   If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of capital securities may institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. If a debenture event of default exists that is attributable to our failure to pay the principal of, or interest (including compounded interest and additional sums, if any) on the junior subordinated debentures on the due date, a holder of capital securities may institute a direct action against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's capital securities. We may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the capital securities. Notwithstanding any payments that we make to a holder of capital securities in connection with a direct action, we shall remain obligated to pay the principal of (and premium, if any) and

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

interest on the junior subordinated debentures, and we shall be subrogated to the rights of the holder of the capital securities with respect to payments on the capital securities to the extent that we make any payments to a holder in any direct action.

   The holders of the capital securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the junior subordinated debentures, unless an event of default exists under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

   The indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties to any person, and no person shall consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties to us, unless:

  . in case we consolidate with or merge into another person or convey or transfer all or substantially all of our properties to any person, the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture with respect to the junior subordinated debentures;

  . immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

  . certain other conditions as prescribed in the indenture are met.

   The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

   The indenture provides that when, among other things,

  . all junior subordinated debentures not previously delivered to the debenture trustee for cancellation have become due and payable or will become due and payable at maturity or called for prepayment within one year; and

  . we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest (including compounded interest and additional sums, if any) to the date of the deposit or to August 31, 2031, as the case may be, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and we will be deemed to have satisfied and discharged the indenture.

Subordination

   We have promised that any of our junior subordinated debentures issued under the indenture will rank junior to all of our senior indebtedness to the extent provided in the indenture. Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of our creditors, marshaling of our assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, the allocable amounts in respect of the senior indebtedness must be paid in full before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

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

   If the maturity of junior subordinated debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of the allocable amounts in respect of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the junior subordinated debentures.

   No payments on account of principal (or premium, if any) or interest, if any, in respect of the junior subordinated debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to the default.

   Allocable amounts, when used with respect to any senior indebtedness, means all amounts due or to become due on such senior indebtedness less, if applicable, any amount that would have been paid to, and retained by, the holders of such senior indebtedness (whether as a result of the receipt of payments by the holders of such senior indebtedness from us or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such senior indebtedness pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such senior indebtedness or otherwise) but for the fact that such senior indebtedness is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such senior indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

   Indebtedness for money borrowed means any of our obligations, or any obligation guaranteed by us, to repay borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, except that indebtedness for money borrowed does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

   Indebtedness ranking on a parity with the junior subordinated debentures means:

  . indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks equal to and not prior or senior to the junior subordinated debentures in the right of payment upon the happening of our dissolution, winding-up, liquidation or reorganization, including without limitation the 1997 Junior Subordinated Debentures, the 1998 Junior Subordinated Debentures, the March 2000 Junior Subordinated Debentures the June 2000 Junior Subordinated Debentures and the 2001 Junior Subordinated Debentures;

  . all other debt securities issued to any trust other than the Trust, or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, in connection with the issuance by such vehicle of equity securities or other securities that are similar to the capital securities; and

  . the securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

   Indebtedness ranking junior to the junior subordinated debentures means any indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks junior to and not equal with or prior to the junior subordinated debentures (and any other indebtedness ranking on a parity with the junior subordinated debentures) in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such indebtedness for money borrowed from constituting indebtedness ranking junior to the junior subordinated debentures.

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

   Senior indebtedness means all indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures, and any deferrals, renewals or extensions of the senior indebtedness.

   We are a bank holding company and our subsidiaries own almost all of our operating assets. We rely primarily on dividends from the banks to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. We are a legal entity separate and distinct from our subsidiaries. Holders of junior subordinated debentures should look only to Greater Bay Bancorp for payments on the junior subordinated debentures. There are regulatory limitations on the payment of dividends directly or indirectly to us from the banks. In addition, the banks are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with us and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent us and such other affiliates from borrowing from the banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the banks are generally limited in amount as to us and as to each of such other affiliates to 10% of each bank's capital and surplus and as to us and all of such other affiliates to an aggregate of 20% of each bank's capital and surplus. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries.

   Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the capital securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the banks), except to the extent we may be recognized as a creditor of that subsidiary. At June 30, 2001, our subsidiaries had total liabilities, including deposits, of $5.7 billion. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries (including the banks' deposit liabilities) and all liabilities of any of our future subsidiaries. At June 30, 2001 we had senior indebtedness of $48.0 million. The indenture does not limit us or our subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Agreement by Purchasers of Specified Tax Treatment

   Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debentures, or a beneficial interest therein, the holder of the junior subordinated debenture intends that such junior subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.

Governing Law

   The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

   The debenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the debenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture.

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

                          DESCRIPTION OF THE GUARANTEE

   We have summarized below the material terms of the guarantee. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the guarantee, which we filed as an exhibit to the registration statement of which this prospectus is a part. Wilmington Trust Company will act as guarantee trustee under the guarantee.

General

   We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the following payments with respect to the capital securities to the extent not paid by the Trust:

  . any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the Trust has funds legally available at that time;

  . the redemption price with respect to the capital securities called for redemption, to the extent that the Trust has funds legally available at that time; and

  . upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the junior subordinated debentures to holders of the capital securities or the redemption of all capital securities), the lesser of:

   . the liquidation distribution, to the extent the Trust has funds legally available at that time; and

   . the amount of assets of the Trust remaining available for distribution to holders of capital securities after satisfying the liabilities owed to the Trust's creditors as required by applicable law.

   The guarantee will rank subordinate and junior to all senior indebtedness and rank on parity with our preferred stock to the extent provided in the guarantee. Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of the capital securities or by causing the Trust to pay these amounts to the holders of the capital securities.

   The guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the capital securities, but will apply only to the extent that the Trust has funds sufficient to make these payments. If we do not make payments on the junior subordinated debentures held by the Trust, then it will not be able to make the related payments to you on the capital securities and will not have funds legally available.

   The guarantee does not limit us from incurring or issuing other secured or unsecured debt, including senior indebtedness. The holders of at least a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under our guarantee. Any holder of the capital securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

   If we default on our obligation to pay amounts payable under the junior subordinated debentures, the Trust will lack funds for the payment of distributions or amounts payable on redemption of the capital securities or otherwise, and the holders of the capital securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to our failure to pay principal of or interest on the junior subordinated debentures on a payment date, then any holder of capital securities may institute a direct action against us pursuant to the terms of the indenture for enforcement of payment to that holder of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of that holder. In connection with a direct action, we will have a right of set-off under the indenture to the extent that we made any payment to the holder of capital securities in the direct action. Except as described in this prospectus, holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures or

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

assert directly any other rights in respect of the junior subordinated debentures. The trust agreement provides that each holder of capital securities by accepting the capital securities agrees to the provisions of the guarantee and the indenture.

   We will, through our guarantee, the trust agreement, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the capital securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the capital securities.

Status of the Guarantee

   Our guarantee will constitute an unsecured obligation and will rank subordinate and junior to all senior indebtedness in the same manner as the junior subordinated debentures. In addition, because we are a holding company, our right to participate in any distribution of the assets of our subsidiaries, upon their liquidation or reorganization or otherwise is subject to the prior claims of their creditors (including their depositors), except to the extent we may be recognized as their creditor. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our present and future subsidiaries (including depositors of the banks). As a result, claimants should look only to our assets for payments under the guarantee.

   Our guarantee will rank equal to all of our other guarantees with respect to preferred beneficial interests issued by other trusts. Our guarantee of the Trust's capital securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that we or any of our subsidiaries may incur. We expect from time to time that we will incur additional indebtedness and that our subsidiaries will also incur additional liabilities.

   Our guarantee will constitute a guarantee of payment only to the extent that the Trust has funds legally available and not of collection, enabling the guaranteed party to institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity. Our guarantee will not be discharged, except by payment of the guarantee payments in full to the extent that the Trust has not paid, or upon distribution of the junior subordinated debentures to, the holders of the capital securities.

Events of Default

   There will be an event of default under the guarantee if we fail to perform any of our payment or other obligations under the guarantee; except that with respect to a default in payment of any guarantee payment, we shall have received notice of default and shall not have cured the default within 60 days after receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our guarantee.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities (in which case no approval will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. All guarantees and agreements contained in the guarantee agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the capital securities then outstanding.

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

Termination of the Guarantee

   Our guarantee will terminate and be of no further force and effect upon:

  . full payment of the redemption price of all outstanding capital securities;

  . full payment of the liquidation amount payable upon liquidation of the Trust; or

  . distribution of junior subordinated debentures to the holders of the capital securities.

   Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Governing Law

   The guarantee will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Guarantee Trustee

   The guarantee trustee, except if we default under the guarantee, will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the guarantee at the request of any holder of the capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

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

                 RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   We will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent the Trust has funds legally available to pay such amounts as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee will provide a full, irrevocable and unconditional guarantee of the Trust's payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the capital securities.

   If and to the extent that we do not make the required payments on the junior subordinated debentures, the Trust will not have sufficient funds to make its related payments, including distributions on the capital securities. Our guarantee will not cover any payments when the Trust does not have sufficient funds legally available to make those payments. Your remedy, as a holder of capital securities, is to institute a direct action against us. Our obligations under the guarantee will be subordinate to all senior indebtedness.

Sufficiency of Payments

   As long as we pay the interest and other payments when due on the junior subordinated debentures, the Trust will have sufficient funds to cover distributions and other payments due on the capital securities, primarily because:

  . the aggregate principal amount or prepayment price of the junior subordinated debentures will equal the aggregate liquidation amount of the capital securities and the common securities;

  . the interest rate and interest payment dates and other payment dates on the junior subordinated debentures will match the distribution rate and distribution dates and other payment dates for the capital securities and the common securities;

  . as sponsor, we will pay for all and any costs, expenses and liabilities of the Trust, except for the Trust's obligations to holders of capital securities and the common securities; and

  . the trust agreement also provides that the Trust is not authorized to engage in any activity that is not consistent with its limited purposes.

Enforcement Rights of Holders of Capital Securities

   If a debenture event of default occurs, the holders of capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.

   If the property trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of capital securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures, a holder of capital securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's capital securities (which we refer to as a "direct action"). In connection with such a direct action, we will have the right to set off any payment made to such holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Limited Purpose of the Trust

   The capital securities will represent undivided beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the capital securities and the common securities in exchange for our junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will be entitled to receive from us the principal of (and premium, if any) and interest on junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions from the Trust (or, in certain circumstances, from us under our guarantee) if and to the extent the Trust has funds legally available to pay the distributions.

Rights Upon Dissolution

   Unless the junior subordinated debentures are distributed to holders of the capital securities, if the Trust is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to the Trust's creditors as required by applicable law, the holders of the capital securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash.

   If we are voluntarily or involuntarily liquidated or bankrupted, the property trustee, as holder of the junior subordinated debentures, would be one of our subordinated creditors, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal (and premium, if any) and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its capital securities), the positions of a holder of capital securities and a holder of junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                              BOOK-ENTRY ISSUANCE

   The capital securities will be issued in the form of one or more fully registered securities in book-entry form registered in the name of DTC or its nominee. So long as the junior subordinated debentures are held by the property trustee, the junior subordinated debentures will not be issued in book-entry form, but will be evidenced by one or more certificates held by, and registered in the name of, the property trustee. However, if the junior subordinated debentures are distributed to holders of capital securities upon dissolution or liquidation of the trust, we anticipate that the junior subordinated debentures will be issued in fully registered book-entry form. The following discussion is relevant only with respect to capital securities and junior subordinated debentures in book-entry form which are evidenced by one or more global certificates registered in the name of the DTC or its nominee.

   DTC will act as a securities depository for all capital securities while they are in book-entry form and, if applicable, junior subordinated debentures issued in book-entry from. Except as set forth below, the global capital securities may be transferred only to another nominee of DTC or to a successor of DTC. Beneficial interests in the global capital securities may not be exchanged for capital securities in certificated form, except in the limited circumstances described below. Additionally, transfers of beneficial interests in the global capital securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

   DTC has advised the Trust and us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants, to eliminate the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect participants in DTC's system include banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

   DTC also has advised the Trust and us that, pursuant to procedures established by it:

  . upon deposit of the global capital securities, DTC will credit the accounts of participants designated by the underwriters with the designated liquidation amount of the global capital securities; and

  . ownership of beneficial interests in the global capital securities will be shown on, and the transfer of ownership of the global capital securities will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global capital securities).

   You may hold your interests in the global capital security directly through DTC if you are a participant, or indirectly through organizations that are participants. All interests in a global capital security will be subject to the procedures and requirements of DTC. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global capital security to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests.

   Except as described below, owners of beneficial interests in the global capital securities will not have capital securities registered in their name, will not receive physical delivery of capital securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

   Payments on the global capital security registered in the name of DTC, or its nominee, will be payable by the property trustee to DTC in its capacity as the holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the capital securities, including the global capital securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

  . any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global capital securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global capital securities; or

  . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   DTC has advised the Trust and us that its current practice, upon receipt of any payment on the capital securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of the capital securities as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by participants and indirect participants to the beneficial owners of capital securities will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the property trustee, the Trust or us. None of us, the Trust or the property trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the capital securities, and we, the Trust and the property trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

   Any secondary market trading activity in interests in the global capital securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

   DTC has advised the Trust and us that it will take any action permitted to be taken by a holder of capital securities (including, without limitation, presenting the capital securities for exchange as described below) only at the direction of one or more participants who have an interest in DTC's global capital securities in respect of the portion of the liquidation amount of the capital securities as to which the participant or participants has or have given direction. However, if an event of default exists under the trust agreement, DTC reserves the right to exchange the global capital securities for legended capital securities in certificated form and to distribute the certificated capital securities to its participants.

   We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information.

   Although DTC has agreed to the procedures described in this section to facilitate transfers of interests in the global capital securities among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the Trust, or the property trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global capital securities that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Capital Securities for Certificated Capital Securities

   A global capital security will be exchanged for capital securities in registered certificated form if:

  . DTC notifies the Trust that it is unwilling or unable to continue as depositary for the global capital security and the Trust fails to appoint a successor depositary within 90 days of receipt of DTC's notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trust fails to appoint a successor depositary within 90 days of becoming aware of this condition;

  . the Trust, in its sole discretion, elects to cause the capital securities to be issued in certificated form; or

  . an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the trust agreement.

   In all cases, certificated capital securities, delivered in exchange for any global capital security will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Payment and Paying Agency

   The Trust will make payments on any global capital security to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. The Trust will make payments on the capital securities that are not held by DTC, if any, by mailing a check to the address of the holder entitled to the payment as the holder's address appears on the register or at its option by wire transfer. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' notice to the property trustee, the administrative trustees and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which must be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Registrar and Transfer Agent

   The property trustee will act as registrar and transfer agent for the capital securities.

   The Trust will register transfers of the capital securities without charge, except for any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to have the transfer of the capital securities registered after they have been called for redemption.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Classification of the Junior Subordinated Debentures

   Based upon the opinion of Manatt, Phelps & Phillips, LLP, we intend to take the position that the junior subordinated debentures will be classified for federal income tax purposes as our indebtedness. We, together with the Trust and the holders of the capital securities (by acceptance of a beneficial interest in a capital security) will agree to treat the junior subordinated debentures as our indebtedness for all federal income tax purposes. We cannot be sure that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our indebtedness for federal income tax purposes.

General

   In the opinion of Manatt, Phelps & Phillips, LLP, special federal income tax counsel to us and the Trust, the following describes the material federal income tax consequences of the purchase, ownership and disposition of a capital security.

   This summary addresses only the tax consequences to a person that acquires a capital security on its original issuance at its original price and that holds the security as a capital asset. This summary does not address all tax consequences that may be applicable to a beneficial owner of a capital security and does not address the tax consequences to holders subject to special tax regimes (like banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold a capital security as a position in a "straddle," as part of a "synthetic security" or "hedge" or as part of a "conversion transaction" or other integrated investment). This summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may apply to a capital security. This discussion is addressed to a U.S. Holder, which is defined as a beneficial owner of a capital security that, for federal income tax purposes, is (or is treated as):

  . a citizen or individual resident of the United States;

  . a corporation or partnership (or entity treated for federal income tax purposes as a corporation or partnership) created or organized in or under the laws of the United States or any state (including the District of Columbia) or other political subdivision thereof;

  . an estate the income of which is includible in gross income for federal income tax purposes without regard to its source; or

  . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the ability to control all substantial decisions of the trust.

   This summary does not address the special consequences to a non U.S. Holder who acquires a capital security. For purposes of this discussion, a "Non U.S. Holder" generally is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for federal income tax purposes.

   This summary does not address the tax consequences to any stockholder, partner or beneficiary of a holder of a capital security. This summary is based on the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of Manatt, Phelps & Phillips, LLP is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the matters described in this prospectus. We can give no assurance that the opinions expressed will not be challenged by the IRS or, if challenged, that the challenge will not be successful.

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

   Prospective investors are advised to consult with their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign, and other tax laws and possible effects of changes in such tax laws.

Classification of the Trust

   In connection with the issuance of the capital securities, Manatt, Phelps & Phillips, LLP will render its opinion that, under then current law and assuming full compliance with the terms of the trust agreement and the indenture (and certain other documents), and based on certain facts and assumptions contained in that opinion, the Trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, the Trust will not be subject to federal income tax, and each holder of a capital security will be required to include in its gross income any interest (or accrued original issue discount), with respect to its allocable share of the junior subordinated debentures.

Interest Income and Original Issue Discount

   Under the indenture, we have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for one or more deferral periods not exceeding 20 consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date or extend beyond August 31, 2031. By reason of that right, the Treasury regulations will subject the junior subordinated debentures to the rules in the Code and Treasury regulations on debt instruments issued with original issue discount, unless the indenture or junior subordinated debentures contain terms or conditions that make the likelihood of exercise of the deferral option remote. Under the Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. Although the answer is not clear, we believe that the likelihood that we would exercise our option to defer payments of interest is remote since exercising that option would, among other things, prevent us from declaring dividends on any class of our equity securities. Accordingly, we intend to take the position that the junior subordinated debentures will not be considered to be issued with original issue discount and, accordingly, stated interest on the junior subordinated debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

   Under the Treasury regulations, if we were to exercise our option to defer payments of interest, the junior subordinated debentures would at that time be treated as issued with original issue discount, and all stated interest on the junior subordinated debentures would thereafter be treated as original issue discount as long as the junior subordinated debentures remain outstanding. If this occurred, all of a holder's interest income with respect to the junior subordinated debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of a capital security would be required to include in gross income original issue discount even though we would not make actual cash payments during a deferral period. The amount of such includible original issue discount could be significant. Also, under the Treasury regulations, if the option to defer the payment of interest were determined not to be remote, the junior subordinated debentures would be treated as having been originally issued with original issue discount. In such event, a holder would be required to include in gross income an amount of original issue discount each taxable year that approximates the amount of interest that accrues on the junior subordinated debentures at the stated interest rate, regardless of such holder's method of tax accounting, and actual cash payments of interest on the junior subordinated debenture would not be separately includible in gross income. It is possible that the IRS could take a position contrary to the interpretation described in this prospectus.

   Because income on the capital securities will constitute interest or original issue discount, corporate holders of the capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

Receipt of Junior Subordinated Debenture or Cash upon Liquidation of the Trust

   We will have the right at any time to liquidate the Trust and cause the junior subordinated debentures to be distributed to the holders of the trust securities. Under current law, the liquidation of the Trust and the distribution of the junior subordinated debentures to trust security holders, for federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis in the junior subordinated debentures received by such holder would be equal to the holder's aggregate tax basis in its capital securities surrendered. A holder's holding period in the junior subordinated debentures received in liquidation of the Trust would be the same as the holding period that the holder had in the capital securities surrendered.

   The junior subordinated debentures may be prepaid in cash, and the proceeds of that prepayment would be distributed to holders in redemption of their capital securities. Under current law, that redemption would constitute, for federal income tax purposes, a taxable disposition of the redeemed capital securities, the tax consequences of which are described below under "--Sales or Redemptions of Capital Securities."

Sales or Redemptions of Capital Securities

   On a sale or redemption of a capital security for cash, a holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital security and the amount realized on the sale or redemption of that capital security. If the rules regarding original issue discount do not apply, a holder's adjusted basis in a capital security generally will be its initial purchase price, and if the holder uses an accrual method of accounting, the holder's basis will be increased by any accrued but unpaid interest. If the rules regarding original issue discount apply, a holder's adjusted basis in a capital security generally will be its initial purchase price increased by any original issue discount previously included in the holder's gross income to the date of disposition and decreased by any payments received with respect to original issue discount on the capital security. Gain or loss recognized on a sale or redemption of a capital security will be capital gain or loss. Capital gain recognized by an individual in respect of a capital security held for more than one year as of the date of sale or redemption is subject to a maximum federal income tax rate of 20 percent.

   The capital securities may trade at a price that discounts any accrued but unpaid interest on the junior subordinated debentures. Therefore, the amount realized by a holder who disposes of a capital security between distribution payment dates and whose adjusted basis in the capital security has been increased by the amount of any accrued but unpaid original issue discount (or interest) may be less than the holder's adjusted basis in the capital security. A holder's basis in a capital security could be increased either under the rules regarding original issue discount or, if those rules do not apply, in the case of a holder that uses an accrual method of accounting, under the accrual accounting rules (as discussed above). In that case, the holder will recognize a capital loss. Subject to a limited exception in the case of individual taxpayers, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Backup Withholding Tax and Information Reporting

   The amount of interest, including original issue discount, accrued on capital securities held of record by U.S. persons (other than corporations and other exempt holders) will be reported to the IRS. "Backup" withholding will apply to payments of interest to non-exempt U.S. persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. The backup withholding rate will be the fourth lowest rate of tax applicable to unmarried individuals under Section 1(c) of the Code, as determined from time to time.

   Payment of the proceeds from the disposition of capital securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

   Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax liability, provided the required information is furnished to the IRS.

   It is anticipated that income on capital securities will be reported to holders on Form 1099 (or any successor form) and mailed to holders of capital securities by January 31 following each calendar year.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A CAPITAL SECURITY, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

General

   The following is a summary of certain considerations associated with the purchase of the capital securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code or a Keogh plan, a plan (such as a governmental, church and non-U.S. plan) subject to the provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and any entity whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

   ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Generally, a person who exercises discretionary authority or control with respect to the assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan.

   In evaluating the purchase of capital securities with assets of an ERISA Plan, a fiduciary should consider, among other matters:

  . whether the acquisition and holding of capital securities is in accordance with the documents and instruments governing such Plan;

  . whether the acquisition and holding of capital securities is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code;

  . whether the assets of the Trust are treated as assets of the Plan; and

  . the need to value the assets of the Plan annually.

Plan Asset Regulation

   Under a Department of Labor regulation (29 C.F.R. Sec. 2510.3-101, the "Plan Assets Regulation") governing what constitutes the assets of a Plan ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code, when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception under the Plan Asset Regulation applies. Although no assurance can be given, it is anticipated that the capital securities will qualify for the exception for "publicly-offered securities." For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is:

  . "freely transferable;"

  . part of a class of securities that is "widely held;" and

  . is either (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Securities Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act.

   The Plan Asset Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. The capital securities are expected to be sold in an offering registered under the Securities Act and to be registered under the Securities Exchange Act within the period required under the Plan Assets Regulation; it is expected that they will be held by 100 or more investors at the conclusion of the offering; and it is expected that the capital securities will satisfy the conditions necessary to be considered "freely transferable," although no assurance can be given in this regard. If the capital securities qualify for this exception, ownership of the capital securities by an ERISA Plan would not cause the assets of the Trust to constitute Plan Assets.

   If the assets of the Trust were deemed to be Plan Assets under ERISA, this could result, among other things, in:

  . the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Trust; and

  . the possibility that certain transactions in which the Trust might seek to engage could result in a non-exempt "prohibited transaction" under ERISA and the Code.

Prohibited Transactions

   Section 406 of ERISA and Section 4975 of the Code prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons" within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

   Whether or not the underlying assets of the Trust were deemed to include Plan Assets as described above, the acquisitions and/or holding of the capital securities by an ERISA Plan with respect to which the Trust, Greater Bay Bancorp (the obligor with respect to the junior subordinated debentures held by the Trust) and their affiliates and the property trustee may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the capital securities, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the capital securities, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

   The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan, which is investing in the capital securities include the following:

  . Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

  . PTCE 91-38, regarding investments by bank collective investment funds;

  . PTCE 84-14, regarding transactions effected by qualified professional asset managers;

  . PTCE 96-23, regarding transactions effected by in-house asset managers;
    and

  . PTCE 95-60, regarding investments by insurance company general accounts.

   Governmental plans, non-U.S. plans and certain church plans while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code may nevertheless be subject to Similar Laws, which may affect their investment in the capital securities. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the capital securities should consult with their counsel before purchasing capital securities, to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

   Because of the foregoing, the capital securities should not be purchased or held by any person investing Plan Assets of any Plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws. Accordingly, by its acquisition of a capital security, each purchaser and subsequent transferee of capital securities shall be deemed to be making a representation to the trustee of the Trust, Greater Bay Bancorp and the underwriter either that:

  . it is not a Plan or an entity holding assets deemed to be Plan Assets under the Plan Asset Regulation, and no part of the assets to be used by it to acquire and/or hold such capital securities or any interest therein constitutes Plan Assets of any Plan; or

  . such acquisition and holding will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or a violation under Similar Laws) for which there is no applicable statutory or administrative exemption.

   In the case of capital securities delivered in certificated form, the purchaser will be required to make such representation, in writing, to the trustee of the Trust, Greater Bay Bancorp and the underwriter.

   The discussion of ERISA in this prospectus is general in nature and is not intended to be all inclusive. Any person considering an investment in the capital securities on behalf of a Plan should consult with its legal advisors regarding the consequences of such investment and consider whether the Plan can make the representations noted above.

   Further, the sale of investments to Plans is in no respect a representation by the Trust, Greater Bay Bancorp, the property trustee, the underwriter or any other person associated with the sale of the capital securities that such securities meet all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan.

                                 UNDERWRITING

   Based on the terms and conditions of an underwriting agreement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally agreed to purchase from us the number of capital securities set forth opposite its name below:

                                                                      Number of
                                                                       Capital
                                   Name                               Securities
                                   ----                               ----------
     Dain Rauscher Incorporated...................................... 1,440,000
     Legg Mason Wood Walker, Incorporated............................ 1,440,000
     Stifel, Nicolaus & Company, Incorporated........................   720,000
                                                                      ---------
       Total......................................................... 3,600,000
                                                                      =========

   The underwriting agreement provides that the obligations of the underwriters to purchase the capital securities are subject to the satisfaction of certain conditions, including the approval of certain legal matters by their counsel. The underwriters are obligated to purchase all of the capital securities if they purchase any of them.

   We and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute regarding payments which the underwriters may be required to make.

   We have granted to the underwriters an option to purchase up to 540,000 additional capital securities with a liquidation amount of $13,500,000. If the underwriters purchase any of the additional capital securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the capital securities being offered.

   This offering is being conducted pursuant to Conduct Rule 2810 of the National Association of Securities Dealers, Inc.

Commissions and Discounts

   The underwriters will offer the capital securities directly to the public at $25 per capital security plus accrued and unpaid distributions, if any. The underwriters may also offer the capital securities to certain selected securities dealers at the above-mentioned offering price less a concession of $0.50 per capital security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.35 per capital security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   We have agreed to pay to the underwriters an underwriting commission of $0.8125 per capital security.

   We will pay certain other fees and expenses, which we expect to be approximately $448,000, in connection with the offer and sale of the capital securities.

No Sales of Similar Securities

   We and the Trust have agreed that for 60 days after the date of this prospectus not directly or indirectly to offer, sell, offer to sell, or grant any option for the sale of any capital securities or junior subordinated debentures or any securities convertible or exchangeable into, or exercisable for, capital securities or junior subordinated debentures, or any debt securities substantially similar to junior subordinated debentures or any equity securities substantially similar to the capital securities, except for the capital securities and junior subordinated debentures described in this prospectus, without the prior written consent of Dain Rauscher Incorporated. However, during such 60-day period, we may issue, offer and sell our own equity securities.

Confirmation to Discretionary Accounts Not Permitted

   The underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

Price Stabilization and Short Positions

   In connection with the sale of the capital securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the capital securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the capital securities. The underwriters may create a short position in the capital securities in connection with the offering. That means they may sell a larger number of the capital securities than is shown on the cover page of this prospectus. If they create a short position, the underwriters may purchase capital securities in the open market to reduce the short position. If the underwriters purchase the capital securities to stabilize the price or to reduce their short position, the price of the capital securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that these purchases may have on the price of the capital securities. The underwriters may suspend any of these activities at any time.

   The underwriters may also impose a penalty bid on certain dealers and selling group members. This means that if the representatives of the underwriters purchase capital securities in the open market to reduce the underwriters' short position or to stabilize the price of the capital securities, they may reclaim the amount of the selling concession from the underwriters or selling group members who sold those securities as part of this offering.

                                 LEGAL MATTERS

   Certain legal matters will be passed upon for us by Linda M. Iannone, Esq., our General Counsel, and by Manatt, Phelps & Phillips, LLP. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett. Certain matters of Delaware law relating to the validity of the capital securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., special Delaware counsel to the Trust and us. Certain matters relating to United States federal income tax considerations will be passed upon for us by Manatt, Phelps & Phillips, LLP, special tax counsel to us.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   Greater Bay Bancorp is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may also obtain copies of such material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, you may also access such information through the Commission's electronic data gathering, analysis and retrieval system, commonly referred to as EDGAR, via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). The common stock of Greater Bay Bancorp is traded on the Nasdaq National Market under the symbol "GBBK." You may inspect the reports, proxy statements and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

   No separate financial statements of the Trust have been included in this prospectus and no separate financial statements will be prepared in the future. We do not consider that such financial statements would be material to holders of the securities offered by this prospectus because:

  . the Trust is a newly-formed special purpose entity;

  . has no operating history or independent operations; and

  . is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures of Greater Bay Bancorp, issuing the capital and common securities and engaging in incidental activities.

Greater Bay Bancorp does not expect that the Trust will file reports, proxy statements and other information under the Exchange Act with the Commission.

   This prospectus constitutes part of a registration statement on Form S-3 filed by us and the Trust with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is made to the registration statement and to the exhibits relating to such registration statement for further information with respect to Greater Bay Bancorp and the capital securities. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

   The following documents that we have filed with the Commission are incorporated into this prospectus by reference:

  . Greater Bay Bancorp's Annual Report on Form 10-K for the year ended
    December 31, 2000;

  . Greater Bay Bancorp's Quarterly Report on Form 10-Q for the quarter ended
    March 31, 2001;

  . Greater Bay Bancorp's Quarterly Report on Form 10-Q for the quarter ended
    June 30, 2001;

  . Greater Bay Bancorp's Current Reports on Form 8-K filed on January 16,
    2001, January 19, 2001, March 6, 2001, March 15, 2001, April 2, 2001,
    April 17, 2001, April 30, 2001, June 26, 2001 and July 18, 2001 (except for the information on the Forms 8-K filed pursuant to Item 9 relating to Regulation FD Disclosure).

   In addition to the documents listed above, we also incorporate by reference into this prospectus, any other documents we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the capital securities referred to in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You may obtain a copy of our filings with the Commission at no cost, by writing or telephoning us at the following address:

                               Greater Bay Bancorp
                               Attention: Finance Department
                               2860 West Bayshore Road
                               Palo Alto, California 94303
                               (650) 813-8200

   When we refer to this prospectus, we mean not only this prospectus but also any documents which are incorporated or deemed to be incorporated in this prospectus by reference. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus is used to offer and sell the capital securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   Some of the information presented or incorporated by reference into this prospectus contains "forward- looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

  . general economic conditions;

  . changes in interest rates, deposit flows, loan demand, real estate values and competition;

  . changes in accounting principles, policies, or guidelines;

  . material unforeseen changes in the financial condition or results of operations of our customers;

  . unforeseen difficulties in realizing expected cost savings from acquisitions;

  . changes in legislation or regulation; and

  . other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

   Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the "Risk Factors" section of this prospectus are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the United States economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements. We disclaim any obligation to announce publicly future events or developments that affect the forward-looking statements in this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          3,600,000 Capital Securities

                                 GBB CAPITAL V

                        9.0% Trust Preferred Securities,
                 Guaranteed as described in this prospectus by

                         [LOGO OF GREATER BAY BANCORP]

Dain Rauscher Wessels                           Legg Mason Wood Walker
                                                     Incorporated

                           Stifel, Nicolaus & Company
                                  Incorporated

                             ---------------------

                                   PROSPECTUS
                                August 14, 2001

                             ---------------------

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